Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191706

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

SUPPLEMENT NO. 2 DATED MAY 12, 2016

TO THE PROSPECTUS DATED APRIL 27, 2016

This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT II, Inc. (the “Company”), dated April 27, 2016 and Supplement No. 1, dated May 6, 2016. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

(1)	the status of the offering of shares of common stock of the Company;

(2)	renewal of our advisory agreement;

(3)	renewal of our management agreement;

(4)	the declaration of distributions to our stockholders;

(5)	clarification related to investor suitability standards regarding Kentucky requirements;

(6)	Management’s Discussion and Analysis of Financial Condition and Results of Operations section, substantially the same as that which was filed in our Quarterly Report on Form 10-Q on May 12, 2016;

(7)	updated financial information regarding the Company; and

(8)	revised forms of our subscription agreements.

Status of Our Public Offering

We commenced our initial public offering of $2,350,000,000 of shares of our common stock (the “Offering”), consisting of up to $2,250,000,000 of shares in our primary offering and up to $100,000,000 of shares pursuant to our distribution reinvestment plan, on May 29, 2014. We are publicly offering shares of Class A common stock and shares of Class T common stock, in any combination with a dollar value up to the maximum offering amount. As of May 9, 2016, we had accepted investors’ subscriptions for and issued approximately 58,942,000 shares of Class A common stock and 3,988,000 shares of Class T common stock in the Offering, resulting in receipt of gross proceeds of approximately $584,881,000 and $38,164,000, respectively. As of May 9, 2016, we had approximately $1,726,955,000 in Class A shares and Class T shares of common stock remaining in the Offering.

Renewal of Advisory Agreement

The following information supersedes and replaces in its entirety the first and second sentences of the first full paragraph on page 98 of the “Management—The Advisory Agreement” section of the prospectus:

On May 5, 2016, our board of directors, including our independent directors, after review of the advisor’s performance during the last year, authorized us to execute a mutual consent to renew the advisory agreement with the operating partnership and the advisor, dated June 10, 2014, as amended and renewed. The renewal will be for a one-year term and is effective as of June 10, 2016.

Renewal of Management Agreement

The following information supersedes and replaces in its entirety the second and third sentences of the fifth full paragraph on page 100 of the “Management—Affiliated Companies—Property Manager” section of the prospectus:

On May 5, 2016, our board of directors, including our independent directors, after review of the property manager’s performance during the last year, authorized us to execute a mutual consent to renew the management agreement with the property manager and the operating partnership, dated May 19, 2014, as amended and renewed. The renewal will be for a one-year term and is effective as of May 19, 2016.

Declaration of Distributions

The following information supplements, and should be read in conjunction with, the discussion contained in the “Description of Securities—Distribution Policy and Distributions” section beginning on page 182 of the prospectus:

On May 5, 2016, our board of directors approved and authorized a daily distribution to our Class A stockholders of record as of the close of business on each day of the period commencing on June 1, 2016 and ending August 31, 2016. The distributions for June 2016, July 2016 and August 2016 will be calculated based on 366 days in the calendar year and will be equal to $0.001748634 per share of Class A common stock, which is equal to an annualized rate of 6.4%, assuming a purchase price of $10.00 per share of Class A common stock. On May 5, 2016, our board of directors approved and authorized a daily distribution to our Class T stockholders of record as of the close of business on each day of the period commencing on June 1, 2016 and ending August 31, 2016. The distributions for June 2016, July 2016 and August 2016 will be calculated based on 366 days in the calendar year and will be equal to $0.001487402 per share of Class T common stock, which is equal to an annualized rate of 5.68%, assuming a purchase price of $9.574 per share of Class T common stock. The distributions for each record date in June 2016, July 2016 and August 2016 will be paid in July 2016, August 2016 and September 2016, respectively. The distributions will be payable to stockholders from legally available funds therefor.

Investor Suitability Standards

The following information supersedes and replaces in its entirety the investor suitability standard for Kentucky located on page ii of the prospectus:

Kentucky. In addition to the general suitability standards listed above, no Kentucky resident can invest, in aggregate, more than 10% of their liquid net worth (cash, cash equivalents and readily marketable securities) in us or our affiliates’ non-publicly traded real estate investment trusts.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and the notes thereto, and the other unaudited financial information appearing elsewhere in this prospectus supplement.

The terms “we,” “our,” and the “Company” refer to Carter Validus Mission Critical REIT II, Inc., Carter Validus Operating Partnership II, LP, or our Operating Partnership, and all wholly-owned subsidiaries.

Overview

We were formed on January 11, 2013 under the laws of Maryland to acquire and operate a diversified portfolio of income- producing commercial real estate with a focus on data centers and healthcare properties, preferably with long-term net leases to investment grade and other creditworthy tenants, as well as to make other real estate-related investments that relate to such property types. We are offering shares of Class A common stock and shares of Class T common stock, in any combination, with a dollar value up to the maximum offering amount. The initial offering price for the shares in our primary offering is $10.00 per Class A share and $9.574 per Class T share.

As of March 31, 2016, we had accepted investors’ subscriptions for and issued approximately 58,514,000 shares of Class A and Class T common stock (including shares of common stock issued pursuant to the DRIP) in our Offering, resulting in receipt of gross proceeds of approximately $580,052,000, before selling commissions and dealer manager fees of approximately $52,643,000, distribution and servicing fees of approximately $22,000 and other offering costs of approximately $11,290,000. As of March 31, 2016, we had approximately $1,769,948,000 in Class A shares and Class T shares of common stock remaining in our Offering. The estimated potential amount of distribution and servicing fees we may pay in the future on the Class T shares issued in our primary offering that were outstanding as of March 31, 2016 is approximately $870,000. We will not pay distribution and servicing fees with respect to shares of Class A common stock, or shares of Class T common stock issued pursuant to the DRIP.

Substantially all of our operations are conducted through Carter Validus Operating Partnership II, LP, or our Operating Partnership. We are externally advised by Carter Validus Advisors II, LLC, or our Advisor, pursuant to an advisory agreement between us and our Advisor, which is our affiliate. Our Advisor supervises and manages our day-to-day operations and selects the properties and real estate-related investments we acquire, subject to the oversight and approval of our board of directors. Our Advisor also provides marketing, sales and client services on our behalf. Our Advisor engages affiliated entities to provide various services to us. Our Advisor is managed by, and is a subsidiary of, our sponsor, Carter Validus REIT Management Company II, LLC, or our Sponsor. We have no paid employees and we rely on our Advisor to provide substantially all of our services.

Carter Validus Real Estate Management Services II, LLC, or our Property Manager, a wholly-owned subsidiary of our Sponsor, serves as our property manager. Our Advisor and our Property Manager received, and will continue to receive, fees during the acquisition and operational stages and our Advisor may be eligible to receive fees during the liquidation stage of the Company.

We currently operate through two reportable segments—commercial real estate investments in data centers and healthcare. As of March 31, 2016, we had purchased 26 real estate investments, consisting of 38 properties, comprising approximately 1,850,000 of gross rentable square feet for an aggregate purchase price of approximately $548,808,000.

Critical Accounting Policies

Our critical accounting policies were disclosed in our 2015 Annual Report on Form 10-K. There have been no material changes to our critical accounting policies as disclosed therein.

Interim Unaudited Financial Data

Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments, which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such full year results may be less favorable. Our accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our 2015 Annual Report on Form 10-K.

Qualification as a REIT

We qualified and elected to be taxed as a REIT for federal income tax purposes and we intend to continue to be taxed as a REIT. To maintain our qualification as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.

If we fail to maintain our qualification as a REIT in any taxable year, we would then be subject to federal income taxes on our taxable income at regular corporate rates and would not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to our stockholders.

Recently Issued Accounting Pronouncements

For a discussion of recently issued accounting pronouncements, see Note 2—“Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements” to our condensed consolidated financial statements that are a part of this prospectus supplement.

Segment Reporting

We report our financial performance based on two reporting segments—commercial real estate investments in data centers and healthcare. See Note 12—“Segment Reporting,” to the condensed consolidated financial statements for additional information on our two reporting segments.

Results of Operations

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate investments. The following table shows the property statistics of our real estate investments as of March 31, 2016 and 2015:

	March 31,
	2016	2015
Number of commercial operating real estate investments (1)	24	8
Leased rentable square feet	1,726,000	384,000
Weighted average percentage of rentable square feet leased	99.3%	99.7%

(1)	As of March 31, 2016, we owned 26 real estate investments, two of which were under construction.

The following table summarizes our real estate investment activity for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
Commercial operating real estate investments acquired (1)	3	2
Approximate aggregate purchase price of acquired real estate investments (1)	$55,150,000	$ 28,383,000
Leased rentable square feet	207,000	62,000

(1)	During the three months ended March 31, 2016, we acquired five real estate investments, two of which were under construction.

The following discussion is based on our condensed consolidated financial statements for the three months ended March 31, 2016 and 2015.

This section describes and compares our results of operations for the three months ended March 31, 2016 and 2015. We generate almost all of our net operating income from property operations. In order to evaluate our overall portfolio, management analyzes the net operating income of properties that we have owned and operated for the periods presented in their entirety, referred to herein as same store properties. By evaluating the property net operating income of our same store properties, management is able to monitor the operations of our existing properties for comparable periods to measure the performance of our current portfolio and determine the effects of our new acquisitions on net income (loss).

We are not aware of any material trends and uncertainties, other than national economic conditions affecting real estate generally, that may be reasonably expected to have a material impact, favorable or unfavorable, on revenues or incomes from the acquisition, management and operation of properties other than those set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and in Part II, Item 1A. “Risk Factors” of our Quarterly Report on Form 10-Q.

Three Months Ended March 31, 2016 Compared to the Three Months Ended March 31, 2015

A total of six of our 38 properties owned as of March 31, 2016 were acquired on or before January 1, 2015 and represent our same store properties during the three months ended March 31, 2016 and 2015. Non-same store, as reflected in the table below, consists of properties acquired and placed in service after January 1, 2015. For the three months ended March 31, 2016, 32 properties were included in non-same store and for the three months ended March 31, 2015, two properties were included in non-same store.

We review our operating results, measured by contractual rental revenue and tenant reimbursement revenue, from properties we acquired and lease to tenants. Contractual rental revenue and tenant reimbursement revenue is a supplemental non-GAAP financial measure of the Company’s operating performance. Contractual rental revenue and tenant reimbursement revenue is considered by management to be a helpful supplemental performance measure, as it provides a consistent method for the comparison of the Company’s properties from period to period, reflecting actual rents rather than adjustments made related to straight-line rent in accordance with GAAP. Contractual rental revenue and tenant reimbursement revenue should not be considered as an alternative to rental revenue and tenant reimbursement revenue determined in accordance with GAAP, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, contractual rental revenue and tenant reimbursement revenue should be examined in conjunction with rental revenue and tenant reimbursement revenue as presented in the accompanying condensed consolidated financial statements and data included elsewhere in this prospectus supplement.

Changes in our revenues are summarized in the following table (amounts in thousands):

	Three Months Ended March 31,
	2016	2015	Change
Same store contractual rental revenue and tenant reimbursement revenue	$1,750	$1,707	$ 43
Non-same store contractual rental revenue and tenant reimbursement revenue	8,380	292	8,088
Non-cash revenue	1,293	309	984
Other operating income	1	2	(1)

Total revenue	$11,424	$2,310	$ 9,114

•	Same store contractual rental revenue and tenant reimbursement revenue increased $33,000 due to annual rental increases coupled with a $10,000 increase in tenant reimbursable revenue primarily for increased real estate taxes.

•	Non-same store contractual rental revenue and tenant reimbursement revenue increased due to an increase in contractual revenue of $6,783,000 and a $1,305,000 increase in tenant reimbursable revenue due to the acquisition of 30 operating properties since January 1, 2015.

•	Non-cash revenue increased $984,000 primarily as the result of the acquisition of 30 operating properties, with fixed annual rent escalations, since January 1, 2015.

Changes in our expenses are summarized in the following table (amounts in thousands):

	Three Months Ended March 31,
	2016	2015	Change
Same store rental expenses	$124	$120	$ 4
Non-same store rental expenses	1,560	15	1,545
General and administrative expenses	765	479	286
Acquisition related expenses	1,665	716	949
Asset management fees	955	205	750
Depreciation and amortization	3,866	684	3,182

Total expenses	$8,935	$2,219	$ 6,716

•	Non-same store rental expenses, certain of which are subject to reimbursement by our tenants, increased primarily due to the acquisition of 30 operating properties since January 1, 2015.

•	General and administrative expenses increased primarily due to an increase in personnel costs of $66,000, an increase in professional and legal fees of $185,000 and an increase in other administrative costs of $35,000 in connection with our Company’s growth.

•	Acquisition related expenses increased due to an increase in real estate investments determined to be business combinations. Acquisition fees and expenses associated with transactions determined to be business combinations are expensed as incurred. During the three months ended March 31, 2016, we acquired three real estate investments for an aggregate purchase price of $55,150,000 as compared to two real estate investments for an aggregate purchase price of $28,383,000 during the three months ended March 31, 2015.

•	Asset management fees increased due to an increase in the weighted average assets held to $328,571,000 as of March 31, 2016, as compared to $28,793,000 as of March 31, 2015.

•	Depreciation and amortization increased due to an increase in the weighted average depreciable basis of real estate investments to $292,266,000 as of March 31, 2016, as compared to $24,575,000 as of March 31, 2015.

Changes in other income (expense) are summarized in the following table (amounts in thousands):

	Three Months Ended March 31,
	2016	2015	Change
Interest expense, net:
Interest on secured credit facility	$(701)	$(238)	$ (463)
Amortization of deferred financing costs	(201)	(132)	(69)
Cash deposits interest	23	—	23

Total interest expense, net	(879)	(370)	(509)

Net income (loss) attributable to common stockholders	$1,610	$(279)	$ 1,889

•	Interest on secured credit facility increased due to an increase in the average outstanding principal balance on our secured credit facility. The outstanding principal balance of our secured credit facility was $110,000,000 as of March 31, 2016, and $90,000,000 as of March 31, 2015.

Organization and Offering Costs

We reimburse our Advisor or its affiliates for organization and offering costs it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, dealer manager fees, distribution and servicing fees and other organization and offering costs incurred by us to exceed 15% of gross offering proceeds as of the date of the reimbursement. We expect that other organization and offering costs (other than selling commissions, dealer manager fees and distribution and servicing fees) will be approximately 1.25% of the gross offering proceeds. Our Advisor and its affiliates incurred other organization and offering costs on our behalf of approximately $9,206,000 as of March 31, 2016. As of March 31, 2016, we reimbursed our Advisor or its affiliates approximately $8,919,000 in offering expenses and accrued approximately $287,000 of other organization and offering expenses, the total of which represents our maximum liability for other organization and offering costs as of March 31, 2016. As of March 31, 2016, we paid approximately $52,665,000 in selling commissions, dealer manager fees and distribution and servicing fees to our Dealer Manager. Other offering costs (other than selling commissions, dealer manager fees and distribution and servicing fees) were approximately $11,290,000 as of March 31, 2016.

When incurred, organization costs are expensed and offering costs, including selling commissions, dealer manager fees, distribution and servicing fees and other offering costs are charged to stockholders’ equity. For a further discussion of other organization and offering costs, see Note 11—“Related-Party Transactions and Arrangements” to the condensed consolidated financial statements that are a part of this prospectus supplement.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are provisions in certain of our leases, with tenants, that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include reimbursement billings for operating expenses, pass-through charges and real estate tax and insurance reimbursements. However, due to the long-term nature of our leases, among other factors, the leases may not reset frequently enough to adequately offset the effects of inflation.

Liquidity and Capital Resources

Our principal demands for funds are for acquisitions of real estate and real estate-related investments, to pay operating expenses and interest on our current and future indebtedness and to pay distributions to our stockholders. Our sources of funds are primarily the net proceeds of our Offering, funds equal to amounts reinvested in the DRIP, operating cash flows, our secured credit facility and other borrowings. In addition, we require resources to make certain payments to our Advisor and our Dealer Manager, which, during our Offering, include payments to our Advisor and its affiliates for reimbursement of other organization and offering expenses and other costs incurred on our behalf, and payments to our Dealer Manager and its affiliates for selling commissions, dealer manager fees, distribution and servicing fees, and offering expenses.

Generally, cash needs for items other than acquisitions of real estate and real estate-related investments are met from operations, borrowings, and the net proceeds of our Offering. However, there may be a delay between the sale of shares of our common stock and our investments in real estate, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations.

Our Advisor evaluates potential additional investments and engages in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest all of the proceeds of our Offering in properties and real estate-related investments, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds in properties and real estate-related investments. The number of properties we acquire and other investments we make will depend upon the number of shares sold in our Offering and the resulting amount of net proceeds available for investment.

When we acquire a property, our Advisor prepares a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserves would be established from the net proceeds of our Offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Short-term Liquidity and Capital Resources

On a short-term basis, our principal demands for funds will be for the acquisition of real estate and real estate-related notes and investments and payments of tenant improvements, acquisition related costs, operating expenses, distributions, and interest and principal payments on current and future debt financings. We expect to meet our short-term liquidity requirements through net cash flows provided by operations, net proceeds from our Offering, borrowings on our secured credit facility, as well as secured and unsecured borrowings from banks and other lenders to finance our expected future acquisitions.

Long-term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for the acquisition of real estate and real estate-related investments and payments of tenant improvements, acquisition related costs, operating expenses, distributions and repurchases to stockholders, and interest and principal payments on current and future indebtedness. We expect to meet our long-term liquidity requirements through proceeds from cash flow from operations, borrowings on our secured credit facility, proceeds from secured or unsecured borrowings from banks or other lenders, proceeds from our Offering and funds equal to amounts reinvested in the DRIP.

We expect that substantially all cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures; however, we have used, and may continue to use other sources to fund distributions, as necessary, such as proceeds from our Offering, borrowings on our secured credit facility and/or future borrowings on unencumbered assets. To the extent cash flows from operations are lower due to fewer properties being acquired or lower-than-expected returns on the properties held, distributions paid to stockholders may be lower. We expect that substantially all net cash flows from our Offering or debt financings will be used to fund acquisitions, certain capital expenditures identified at acquisition, repayments of outstanding debt or distributions to our stockholders in excess of cash flows from operations.

Capital Expenditures

We estimate that we will require approximately $15.1 million in expenditures for capital improvements over the next 12 months. We cannot provide assurances, however, that actual expenditures will not exceed these estimated expenditure levels. As of March 31, 2016, we had $1.7 million of restricted cash in escrow reserve accounts for such capital expenditures. In addition, as of March 31, 2016, we had approximately $51.0 million in cash and cash equivalents. For the three months ended March 31, 2016, we had capital expenditures of $0.2 million that primarily related to three healthcare real estate investments.

Credit Facility

On December 22, 2015, we amended certain agreements related our secured credit facility to add certain lenders and to increase the maximum commitments available under the secured credit facility from $180,000,000 to an aggregate of up to $265,000,000, consisting of a $240,000,000 revolving line of credit, with a maturity date of December 22, 2018, subject to our Operating Partnership’s right to one, 12-month extension period, and a $25,000,000 term loan, with a maturity date of December 22, 2019, subject to our Operating Partnership’s right to one, 12-month extension. The proceeds of loans made under the secured credit facility may be used to finance the acquisition of real estate investments, for tenant improvements and leasing commissions with respect to real estate, for repayment of indebtedness, for capital expenditures with respect to real estate and for general corporate and working capital purposes. The secured credit facility can be increased to $550,000,000, subject to certain conditions. See Note 8—“Credit Facility” to the condensed consolidated financial statements that are part of this prospectus supplement.

As of March 31, 2016, we had a total pool availability under the secured credit facility of $248,162,000 and an aggregate outstanding principal balance of $110,000,000. As of March 31, 2016, $138,162,000 remained to be drawn on the secured credit facility.

Cash Flows

	Three Months Ended March 31,
(in thousands)	2016	2015	Change
Net cash provided by operating activities	$4,631	$1,587	$ 3,044
Net cash used in investing activities	$(85,820)	$(28,397)	$ (57,423)
Net cash provided by financing activities	$100,891	$52,975	$ 47,916

Operating Activities

•	Net cash provided by operating activities increased due to annual rental increases at our same store properties and the acquisition of our new operating properties, partially offset by increased operating expenses.

Investing Activities

•	Net cash used in investing activities increased primarily due to an increase in investments in real estate of $57,020,000, an increase in capital expenditures of $235,000 and an increase in real estate deposits of $400,000, offset by a decrease in escrow funds of $232,000.

Financing Activities

•	Net cash provided by financing activities increased primarily due to a decrease in payments on our secured credit facility of $39,500,000, an increase in proceeds from our secured credit facility of $18,000,000, a decrease in offering costs related to the issuance of common stock of $2,996,000, offset by a decrease in proceeds from the issuance of common stock of $9,323,000, an increase in distributions to our stockholders of $2,825,000, an increase in repurchases of our common stock of $338,000 and an increase in payments of deferred financing costs of $94,000.

Distributions

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including our funds available for distribution, financial condition, capital expenditure requirements and the annual distribution requirements needed to maintain our status as a REIT under the Code. Our board of directors must authorize each distribution and may, in the future, authorize lower amounts of distributions or not authorize additional distributions and, therefore, distribution payments are not guaranteed. Our Advisor may also defer, suspend and/or waive fees and expense reimbursements if we have not generated sufficient cash flow from our operations and other sources to fund distributions. Additionally, our organizational documents permit us to pay distributions from unlimited amounts of any source, and we may use sources other than operating cash flows to fund distributions, including proceeds from our Offering, which may reduce the amount of capital we ultimately invest in properties or other permitted investments.

We have funded distributions with operating cash flows from our properties, proceeds raised in our Offering and reinvestments pursuant to the DRIP. To the extent that we do not have taxable income, distributions paid will be considered a return of capital to stockholders. The following table shows distributions paid during the three months ended March 31, 2016 and 2015 (amounts in thousands):

	Three Months Ended March 31,
	2016		2015
Distributions paid in cash—common stockholders	$3,359		$534
Distributions reinvested (shares issued)	4,626		776

Total distributions	$7,985		$1,310

Source of distributions:
Cash flows provided by operations (1)	$3,359	42%	$534	41%
Offering proceeds from issuance of common stock pursuant to the DRIP (1)	4,626	58%	776	59%

Total sources	$7,985	100%	$1,310	100%

(1)	Percentages were calculated by dividing the respective source amount by the total sources of distributions.

Total distributions declared but not paid on Class A shares and Class T shares as of March 31, 2016 were approximately $3,060,000 for common stockholders. These distributions were paid on April 1, 2016.

For the three months ended March 31, 2016, we declared and paid distributions of approximately $7,985,000 to Class A stockholders and Class T stockholders, including shares issued pursuant to the DRIP, as compared to FFO (as defined below) for the three months ended March 31, 2016 of approximately $5,476,000. The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

For a discussion of distributions paid subsequent to March 31, 2016, see Note 15—“Subsequent Events” to the condensed consolidated financial statements included in this prospectus supplement.

Contractual Obligations

Our contractual obligations as of March 31, 2016 were as follows (amounts in thousands):

	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Principal payments—variable rate debt	$—	$85,000	$25,000	$—	$ 110,000
Interest payments—variable rate debt	2,202	4,542	410	—	7,154
Capital expenditures	15,096	6,407	—	—	21,503

Total	$17,298	$95,949	$25,410	$—	$ 138,657

Off-Balance Sheet Arrangements

As of March 31, 2016, we had no off-balance sheet arrangements.

Related-Party Transactions and Arrangements

We have entered into agreements with our Advisor and its affiliates, whereby we agree to pay certain fees to, or reimburse certain expenses of, our Advisor or its affiliates for acquisition fees and expenses, organization and offering expenses, asset and property management fees and reimbursement of operating costs. Refer to Note 11—“Related-Party Transactions and Arrangements” to our condensed consolidated financial statements that are a part of this prospectus supplement for a detailed discussion of the various related-party transactions and agreements.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. The purchase of real estate assets and real estate-related investments, and the corresponding expenses associated with that process, is a key operational feature of our business plan in order to generate cash from operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe is an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, consistent with NAREIT’s definition, as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnership and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

We, along with others in the real estate industry, consider FFO to be an appropriate supplemental measure of a REIT’s operating performance because it is based on a net income (loss) analysis of property portfolio performance that excludes non- cash items such as depreciation and amortization and asset impairment write-downs, which we believe provides a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy.

Historical accounting convention (in accordance with GAAP) for real estate assets requires companies to report its investment in real estate at its carrying value, which consists of capitalizing the cost of acquisitions, development, construction, improvements and significant replacements, less depreciation and amortization and asset impairment write-downs, if any, which is not necessarily equivalent to the fair market value of its investment in real estate assets.

The historical accounting convention requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, which could be the case if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since fair value of real estate assets historically rises and falls with market conditions including, but not limited to, inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation could be less informative.

In addition, we believe it is appropriate to disregard asset impairment write-downs as they are a non-cash adjustment to recognize losses on prospective sales of real estate assets. Since losses from sales of real estate assets are excluded from FFO, we believe it is appropriate that asset impairment write-downs in advancement of realization of losses should be excluded. Impairment write-downs are based on negative market fluctuations and underlying assessments of general market conditions, which are independent of our operating performance, including, but not limited to, a significant adverse change in the financial condition of our tenants, changes in supply and demand for similar or competing properties, changes in tax, real estate, environmental and zoning law, which can change over time. When indicators of potential impairment suggest that the carrying value of real estate and related assets may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the asset through undiscounted future cash flows and eventual disposition

(including, but not limited to, net rental and lease revenues, net proceeds on the sale of property and any other ancillary cash flows at a property or group level under GAAP). If based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate asset, we will record an impairment write-down to the extent that the carrying value exceeds the estimated fair value of the real estate asset. Testing for indicators of impairment is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that we intend to have a relatively limited term of our operations, it could be difficult to recover any impairment charges through the eventual sale of the property. No impairment losses have been recorded to date.

In developing estimates of expected future cash flow, we make certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease arrangements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in the future cash flow analysis could result in a different determination of the property’s future cash flows and a different conclusion regarding the existence of an asset impairment, the extent of such loss, if any, as well as the carrying value of the real estate asset.

Publicly registered, non-listed REITs, such as us, typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operations. While other start up entities may also experience significant acquisition activity during their initial years, we believe that publicly registered, non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. We will use the proceeds raised in our offering to acquire real estate assets and real estate-related investments, and we intend to begin the process of achieving a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction) within five to seven years after the completion of our offering stage, which is generally comparable to other publicly registered, non-listed REITs. Thus, we do not intend to continuously purchase real estate assets and intend to have a limited life. Due to these factors and other unique features of publicly registered, non-listed REITS, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which we believe to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-listed REIT. MFFO is a metric used by management to evaluate sustainable performance and dividend policy. MFFO is not equivalent to our net income (loss) as determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the IPA’s definition: FFO further adjusted for the following items included in the determination of GAAP net income (loss); acquisition fees and expenses; amounts related to straight-line rental income and amortization of above and below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, adjustments related to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss), and after adjustments for a consolidated and unconsolidated partnership and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline, described above. In calculating MFFO, we exclude paid and accrued acquisition fees and expenses that are reported in our condensed consolidated statements of income (loss), amortization of above and below-market leases, amounts related to straight-line rents (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); and the adjustments of such items related to noncontrolling interests in our Operating Partnership. The other adjustments included in the IPA’s guidelines are not applicable to us.

Since MFFO excludes acquisition fees and expenses, it should not be construed as a historic performance measure. Acquisition fees and expenses are paid in cash by us, and we have not set aside or put into escrow any specific amount of proceeds from our offerings to be used to fund acquisition fees and expenses. Acquisition fees and expenses include payments to our Advisor or its affiliates and third parties. Such fees and expenses will not be reimbursed by our Advisor or its affiliates and third parties, and therefore if there are no further proceeds from the sale of shares of our common stock to fund future acquisition fees and expenses, such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties, or from ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. Nevertheless, our Advisor or its affiliates will not accrue any claim on our assets if acquisition fees and expenses are not paid from the proceeds of our offerings. Under GAAP, acquisition fees and expenses related to the acquisition of properties determined to be business combinations are expensed as incurred, including investment transactions that are no longer under consideration, and are included in acquisition related expenses in the accompanying condensed consolidated statements of income (loss) and acquisition fees and expenses associated with transactions determined to be an asset purchase are capitalized.

All paid and accrued acquisition fees and expenses have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the real estate asset, these fees and expenses and other costs related to such property. In addition, MFFO may not be an indicator of our operating performance, especially during periods in which properties are being acquired.

In addition, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations in accordance with GAAP.

We use MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed REITs, which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of our offering and other financing sources and not from operations. By excluding acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of its real estate assets. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to assist management and investors in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an indication of our liquidity, or indicative of funds available for our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is stated value and there is no asset value determination during the offering stage for a period thereafter. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value since impairment write-downs are taken into account in determining net asset value but not in determining MFFO.

FFO and MFFO, as described above, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operational performance. The method used to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operation performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO. MFFO has not been scrutinized to the level of other similar non-GAAP performance measures by the SEC or any other regulatory body.

The following is a reconciliation of net income (loss) attributable to common stockholders, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the three months ended March 31, 2016 and 2015 (amounts in thousands, except share data and per share amounts):

	Three Months Ended March 31,
	2016	2015
Net income (loss) attributable to common stockholders	$1,610	$ (279)
Adjustments:
Depreciation and amortization	3,866	684

FFO attributable to common stockholders	$5,476	$ 405

Adjustments:
Acquisition related expenses (1)	$1,665	$ 716
Amortization of above- and below-market leases (2)	(125)	6
Straight-line rents (3)	(1,166)	(315)

MFFO attributable to common stockholders	$5,850	$ 812

Weighted average common shares outstanding—basic	53,666,785	11,612,028

Weighted average common shares outstanding—diluted	53,679,723	11,612,028

Net income (loss) per common share—basic	$0.03	$ (0.02)

Net income (loss) per common share—diluted	$0.03	$ (0.02)

FFO per common share—basic	$0.10	$ 0.03

FFO per common share—diluted	$0.10	$ 0.03

(1)

In evaluating investments in real estate assets, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non- listed REITs that have completed their acquisitions activities and have other similar operating characteristics. By excluding expensed acquisition related expenses, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments in cash to our Advisor and third parties. Acquisition fees and expenses incurred in a business combination, under GAAP, are considered operating expenses and as expenses are included in the determination of net income (loss), which is a performance measure under

GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.
(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and are amortized, similar to depreciation and amortization of real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.
(3)	Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays if applicable). This may result in income recognition that is significantly different than the underlying contract terms. By adjusting for the change in deferred rent receivables, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with our analysis of operating performance.

Company’s Updated Financial Information

The following financial pages should be read in conjunction with the financial pages of our Annual Report on Form 10-K, which was filed with the SEC on March 28, 2016 and incorporated by reference into the prospectus.

INDEX TO CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS OF

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

(A Maryland Corporation)

PART 1. FINANCIAL STATEMENTS

Item  1. Financial Statements.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited) March 31, 2016	December 31, 2015
ASSETS
Real estate:
Land	$58,741	$ 48,882
Buildings and improvements, less accumulated depreciation of $7,955 and $5,262, respectively	419,863	361,632
Construction in progress	8,520	—

Total real estate, net	487,124	410,514
Cash and cash equivalents	50,964	31,262
Acquired intangible assets, less accumulated amortization of $3,189 and $2,007, respectively	59,620	54,633
Other assets	12,270	10,218

Total assets	$609,978	$ 506,627

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Credit facility, net of deferred financing costs of $98 and $103, respectively	$109,902	$ 89,897
Accounts payable due to affiliates	875	741
Accounts payable and other liabilities	9,369	8,244
Intangible lease liabilities, less accumulated amortization of $232 and $98, respectively	7,275	7,409

Total liabilities	127,421	106,291
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 500,000,000 shares authorized; 58,516,023 and 48,488,734 shares issued, respectively; 58,448,510 and 48,457,191 shares outstanding, respectively	585	485
Additional paid-in capital	514,919	425,910
Accumulated deficit	(32,949)	(26,061)

Total stockholders’ equity	482,555	400,334
Noncontrolling interests	2	2

Total equity	482,557	400,336

Total liabilities and stockholders’ equity	$609,978	$ 506,627

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except share data and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Rental revenue	$10,021	$ 2,223
Tenant reimbursement revenue	1,403	87

Total revenue	11,424	2,310

Expenses:
Rental expenses	1,684	135
General and administrative expenses	765	479
Acquisition related expenses	1,665	716
Asset management fees	955	205
Depreciation and amortization	3,866	684

Total expenses	8,935	2,219

Income from operations	2,489	91
Interest expense, net	879	370

Net income (loss) attributable to common stockholders	$1,610	$ (279)

Weighted average number of common shares outstanding:
Basic	53,666,785	11,612,028

Diluted	53,679,723	11,612,028

Net income (loss) per common share attributable to common stockholders:
Basic	$0.03	$ (0.02)

Diluted	$0.03	$ (0.02)

Distributions declared per common share	$0.16	$ 0.16

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except for share data)

(Unaudited)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
	No. of Shares	Par Value
Balance, December 31, 2015	48,457,191	$485	$425,910	$(26,061)	$400,334	$2	$ 400,336
Issuance of common stock	9,540,188	95	93,773	—	93,868	—	93,868
Issuance of common stock under the distribution reinvestment plan	487,101	5	4,621	—	4,626	—	4,626
Commissions on sale of common stock and related dealer manager fees	—	—	(8,004)	—	(8,004)	—	(8,004)
Distribution and servicing fees	—	—	(22)	—	(22)	—	(22)
Other offering costs	—	—	(1,032)	—	(1,032)	—	(1,032)
Repurchase of common stock	(35,970)	—	(338)	—	(338)	—	(338)
Stock-based compensation	—	—	11	—	11	—	11
Distributions declared to common stockholders	—	—	—	(8,498)	(8,498)	—	(8,498)
Net income	—	—	—	1,610	1,610	—	1,610

Balance, March 31, 2016	58,448,510	$585	$514,919	$(32,949)	$482,555	$2	$ 482,557

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$1,610	$ (279)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,866	684
Amortization of deferred financing costs	202	132
Amortization of above-market leases	9	6
Amortization of intangible lease liabilities	(134)	—
Straight-line rent	(1,166)	(315)
Stock-based compensation	11	6
Changes in operating assets and liabilities:
Accounts payable and other liabilities	891	1,337
Accounts payable due to affiliates	97	294
Other assets	(755)	(278)

Net cash provided by operating activities	4,631	1,587

Cash flows from investing activities:
Investment in real estate	(85,403)	(28,383)
Capital expenditures	(247)	(12)
Escrow funds, net	230	(2)
Real estate deposits	(400)	—

Net cash used in investing activities	(85,820)	(28,397)

Cash flows from financing activities:
Proceeds from issuance of common stock	93,868	103,191
Proceeds from credit facility	20,000	2,000
Payments on credit facility	—	(39,500)
Payments of deferred financing costs	(206)	(112)
Repurchases of common stock	(338)	—
Offering costs on issuance of common stock	(9,074)	(12,070)
Distributions to stockholders	(3,359)	(534)

Net cash provided by financing activities	100,891	52,975

Net change in cash and cash equivalents	19,702	26,165
Cash and cash equivalents—Beginning of period	31,262	3,694

Cash and cash equivalents—End of period	$50,964	$ 29,859

Supplemental cash flow disclosure:
Interest paid	$595	$ 157
Supplemental disclosure of non-cash transactions:
Common stock issued through distribution reinvestment plan	$4,626	$ 776

The accompanying notes are an integral part of these condensed consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

March 31, 2016

Note 1—Organization and Business Operations

Carter Validus Mission Critical REIT II, Inc., or the Company, is a Maryland corporation that was formed on January 11, 2013, which elected to be taxed as a real estate investment trust, or a REIT, under the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with its taxable year ended December 31, 2014. The Company commenced principal operations on July 3, 2014 when it satisfied the minimum offering requirement and issued approximately 213,333 shares of Class A common stock for gross proceeds of $2,000,000. Substantially all of the Company’s business is conducted through Carter Validus Operating Partnership II, LP, a Delaware limited partnership, or the Operating Partnership, formed on January 10, 2013. The Company is the sole general partner of the Operating Partnership and Carter Validus Advisors II, LLC, or the Advisor, is the initial limited partner of the Operating Partnership.

The Company is offering for sale a maximum of $2,350,000,000 in shares of common stock, consisting of up to $2,250,000,000 in shares in its primary offering and up to $100,000,000 in shares of common stock to be made available pursuant to the Company’s distribution reinvestment plan, or the DRIP, on a “best efforts” basis, or the Offering, pursuant to a registration statement on Form S-11, or the Registration Statement, filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, which was declared effective on May 29, 2014. The Company has registered for offering shares of Class A common stock and shares of Class T common stock, in any combination with a dollar value up to the maximum primary offering amount. The initial offering price for the shares in the primary offering is $10.00 per Class A share and $9.574 per Class T share.

As of March 31, 2016, the Company had accepted investors’ subscriptions for and issued approximately 58,514,000 shares of Class A and Class T common stock (including shares of common stock issued pursuant to the DRIP) in the Offering, resulting in receipt of gross proceeds of approximately $580,052,000, before selling commissions and dealer manager fees of approximately $52,643,000, distribution and servicing fees of approximately $22,000 and other offering costs of approximately $11,290,000. As of March 31, 2016, the Company had approximately $1,769,948,000 in Class A shares and Class T shares of common stock remaining in the Offering.

Substantially all of the Company’s business is managed by the Advisor. Carter Validus Real Estate Management Services II, LLC, or the Property Manager, an affiliate of the Advisor, serves as the Company’s property manager. The Advisor and the Property Manager have received, and will continue to receive, fees for services related to the acquisition and operational stages. The Advisor will also be eligible to receive fees during the liquidation stage. SC Distributors, LLC, an affiliate of the Advisor, or the Dealer Manager, serves as the dealer manager of the Offering. The Dealer Manager has received and will continue to receive fees for services related to the Offering.

The Company was formed to invest primarily in quality income-producing commercial real estate, with a focus on data centers and healthcare properties, preferably with long-term net leases to investment grade and other creditworthy tenants, as well as to make other real estate-related investments that relate to such property types. Real estate-related investments may include equity or debt interests, including securities, in other real estate entities. The Company also may originate or invest in real estate-related debt. The Company expects real estate-related debt originations and investments to be focused on first mortgage loans, but also may include real estate-related bridge loans, mezzanine loans and securitized debt. As of March 31, 2016, the Company owned 26 real estate investments, consisting of 38 properties, located in 21 metropolitan statistical areas, or MSAs, and one micropolitan statistical area, or µSA.

Except as the context otherwise requires, “we,” “our,” “us,” and the “Company” refer to Carter Validus Mission Critical REIT II, Inc., the Operating Partnership and all wholly-owned subsidiaries.

Note 2—Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes thereto are the representation of management. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal and recurring nature considered for a fair presentation have been included. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016.

The condensed consolidated balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date but does not include all the information and notes required by GAAP for complete financial statements. The information included in this prospectus supplement should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015 and related notes thereto set forth in the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2016.

Principles of Consolidation and Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company, the Operating Partnership, and all wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

On January 1, 2016, the Company adopted Accounting Standards Update, or ASU, ASU 2015-02, Amendments to the Consolidation Analysis, which amends the current consolidation guidance affecting both the variable interest entity (VIE) and voting interest entity (VOE) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or VOE, but rather enhances the way the Company assesses some of these characteristics. The Operating Partnership meets the criteria as a VIE, the Company is the primary beneficiary and, accordingly, the Company continues to consolidate the Operating Partnership. The Company’s sole asset is its investment in the Operating Partnership, and consequently, all of the Company’s assets and liabilities represent those assets and liabilities of the Operating Partnership. All of the Company’s debt is an obligation of the Operating Partnership.

Use of Estimates

The preparation of the condensed consolidated financial statements and accompanying notes in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Concentration of Credit Risk and Significant Leases

As of March 31, 2016, the Company had cash on deposit in certain financial institutions which were in excess of current federally insured levels. The Company limits its cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits. To date, the Company has experienced no loss or lack of access to cash in its accounts. Concentration of credit risk with respect to accounts receivable from tenants is limited.

As of March 31, 2016, the Company owned real estate investments in 21 MSAs and one µSA, four MSAs of which accounted for 10.0% or more of rental revenue. Real estate investments located in the Houston-The Woodlands-Sugar Land, Texas MSA, the Dallas-Fort Worth-Arlington, Texas MSA, the Oklahoma City, Oklahoma MSA, and the Cincinnati, Ohio- Kentucky-Indiana MSA accounted for 15.7%, 12.8%, 11.6%, and 10.4%, respectively, of rental revenue for the three months ended March 31, 2016.

As of March 31, 2016, the Company had one tenant’s exposure concentration that accounted for 10.0% or more of rental revenue. The leases with tenants under common control of the guarantor Post Acute Medical, LLC accounted for 13.6% of rental revenue for the three months ended March 31, 2016.

Deferred Financing Costs

Deferred financing costs are loan fees, legal fees and other third-party costs associated with obtaining financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

On January 1, 2016, the Company adopted ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, and ASU 2015-15, Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated With Line-of-Credit Arrangements, or ASUs 2015-03 and 2015-15. According to ASUs 2015-03 and 2015-15, deferred financing costs related to a recognized debt liability in connection with term loans, including the term loan portion of the Company’s credit facility, are presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. Deferred financing costs related to the revolving line of credit portion of the Company’s secured credit facility are presented in the balance sheet as an asset, which is included in other assets on the condensed consolidated balance sheet. As required, the Company retrospectively applied the guidance in ASUs 2015-03 and 2015-15 to the prior period presented, which resulted in a decrease of $103,000 in other assets and credit facility on the condensed consolidated balance sheet as of December 31, 2015.

Comprehensive Income (Loss)

For the periods presented, comprehensive income (loss) equaled net income (loss); therefore, a separate statement of comprehensive income (loss) is not included in the accompanying condensed consolidated financial statements.

Share Repurchase Program

The Company’s share repurchase program allows for repurchases of shares of the Company’s common stock when certain criteria are met. The share repurchase program provides that all repurchases during any calendar year, including those redeemable upon death or a qualifying disability of a stockholder, are limited to those that can be funded with equivalent proceeds raised from the DRIP Offering during the prior calendar year and other operating funds, if any, as the board of directors, in its sole discretion, may reserve for this purpose.

Repurchases of shares of the Company’s common stock are at the sole discretion of the Company’s board of directors. In addition, the Company’s board of directors, in its sole discretion, may amend, suspend, reduce, terminate or otherwise change the share repurchase program upon 30 days’ prior notice to the Company’s stockholders for any reason it deems appropriate. The share repurchase program provides that the Company will limit the number of shares repurchased during any calendar year to 5.0% of the number of shares of common stock outstanding on December 31st of the previous calendar year. In addition, the share repurchase program provides that all redemptions during any calendar year, including those upon death or a qualifying disability of a stockholder, are limited to those that can be funded with equivalent proceeds raised from the DRIP Offering during the prior calendar year and other operating funds, if any, as the board of directors, in its sole discretion, may reserve for this purpose. During the three months ended March 31, 2016, the Company received valid repurchase requests related to 35,970 Class A shares of common stock, all of which were redeemed in full for an aggregate purchase price of approximately $338,000 (an average of $9.40 per share). During the three months ended March 31, 2016 and 2015, no Class T shares qualified for repurchase under the share repurchase program. During the three months ended March 31, 2015, no Class A shares qualified for repurchase under the share repurchase program.

Earnings Per Share

The Company calculates basic earnings per share by dividing net income (loss) attributable to common stockholders for the period by the weighted average shares of its common stock outstanding for that period. Diluted earnings per share are computed based on the weighted average number of shares outstanding and all potentially dilutive securities. Shares of non- vested restricted common stock give rise to potentially dilutive shares of common stock. For the three months ended March 31, 2016, diluted earnings per share reflected the effect of approximately 13,000 of non-vested shares of restricted common stock that were outstanding as of such period. During the three months ended March 31, 2015, there were 9,000 shares of non-vested restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during this period.

Recently Issued Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board, or the FASB, issued ASU 2014-09, Revenue from Contracts with Customers, or ASU 2014-09. The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle, which may require more judgment and estimates within the revenue recognition process than are required under existing GAAP. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606) Deferral of the Effective Date, or ASU 2015-14. ASU 2015-14 defers the effective date of ASU 2014-09 by one year to fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted as of the original effective date, which was annual reporting periods beginning after December 15, 2016, and the interim periods within that year. The Company is in the process of evaluating the impact ASU 2014-09 will have on the Company’s condensed consolidated financial statements. On March 17, 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Principal versus Agent Considerations), or ASU 2016-08, which improves the implementation guidance on principal versus agent considerations. ASU 2016-08 clarifies that an entity is a principal when it controls the specified good or service before that good or service is transferred to the customer, and is an agent when it does not control the specified good or service before it is transferred to the customer. The effective date of this update is the same as the effective date of ASU 2015-14. The Company is in the process of evaluating the impact ASU 2016-08 will have on the Company’s condensed consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on the Company’s condensed consolidated financial position or results of operations.

Note 3—Real Estate Investments

During the three months ended March 31, 2016, the Company completed five real estate acquisitions, of which three were determined to be business combinations and two were determined to be asset acquisitions. See Note 4—“Business Combinations” for further discussion of business combinations. The following table summarizes the consideration transferred for all investments in real estate acquired during the three months ended March 31, 2016 (amounts in thousands):

Three Months Ended March 31, 2016
Investments in real estate:
Purchase price of business combinations	$ 55,150
Purchase price of asset acquisitions	30,253

Total purchase price of real estate investments acquired	$ 85,403

Acquisition fees and expenses in connection with the acquisition of properties determined to be business combinations are expensed as incurred, including investment transactions that are no longer under consideration, and are included in acquisition related expenses in the accompanying condensed consolidated statements of income (loss). Acquisition fees and expenses associated with transactions determined to be asset acquisitions are capitalized. The Company expensed acquisition fees and expenses of approximately $1,529,000 and $622,000 for the three months ended March 31, 2016 and 2015, respectively. The Company capitalized acquisition fees and expenses of approximately $1,387,000 for the three months ended March 31, 2016. The total amount of all acquisition fees and costs is limited to 6.0% of the contract purchase price of a property. The contract purchase price is the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property exclusive of acquisition fees and costs. For the three months ended March 31, 2016 and 2015, acquisition fees and costs did not exceed 6.0% of the contract purchase price of the Company’s acquisitions during such period.

Note 4—Business Combinations

During the three months ended March 31, 2016, the Company completed the acquisition of 100% of the interests in three real estate investments, consisting of eight properties (two data centers and six healthcare properties) that were determined to be business combinations, comprised of eight buildings. The aggregate purchase price of the acquisitions determined to be business combinations was $55,150,000, plus closing costs.

The following table summarizes the acquisitions determined to be business combinations during the three months ended March 31, 2016:

Property Description	Date Acquired	Ownership Percentage
HPI—Edmond	01/20/2016	100%
HPI—Oklahoma City III	01/27/2016	100%
HPI—Oklahoma City IV	01/27/2016	100%
Alpharetta Data Center III	02/02/2016	100%
Flint Data Center	02/02/2016	100%
HPI—Newcastle	02/03/2016	100%
HPI—Oklahoma City V	02/11/2016	100%
HPI—Oklahoma City VI	03/07/2016	100%

Results of operations for the acquisitions determined to be business combinations are reflected in the accompanying condensed consolidated statement of income for three months ended March 31, 2016 for the period subsequent to the acquisition date of each property. For the period from the acquisition date through March 31, 2016, the Company recorded $713,000 in revenues and a net loss of $1,212,000 for its business combination acquisitions.

The following table summarizes management’s allocation of the fair value of the acquisitions determined to be business combinations during the three months ended March 31, 2016 (amounts in thousands):

Total
Land	$ 6,970
Buildings and improvements	40,684
In-place leases	6,170
Tenant improvements	1,326

Total assets acquired	$ 55,150

Assuming the business combinations described above had occurred on January 1, 2015, pro forma revenues and net income attributable to common stockholders would have been as follows for the periods listed below (amounts in thousands, unaudited):

	Three Months Ended March 31,
	2016	2015
Pro forma basis:
Revenues	$11,855	$ 9,541
Net income attributable to common stockholders	$3,798	$ 3,286
Net income per common share attributable to common stockholders:
Basic	$0.07	$ 0.06
Diluted	$0.07	$ 0.06

The pro forma information for the three months ended March 31, 2016 and 2015 was adjusted to exclude approximately $1,529,000 and $622,000, respectively, of acquisition fees and costs recorded related to the Company’s real estate investments. The pro forma information may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of 2015, nor is it necessarily indicative of future operating results.

Note 5—Acquired Intangible Assets, Net

Acquired intangible assets, net, consisted of the following as of March 31, 2016 and December 31, 2015 (amounts in thousands, except weighted average life amounts):

	March 31, 2016	December 31, 2015
In-place leases, net of accumulated amortization of $3,139 and $1,967, respectively (with a weighted average remaining life of 13.9 years and 14.5 years, respectively)	$58,772	$ 53,776
Above-market leases, net of accumulated amortization of $39 and $32, respectively (with a weighted average remaining life of 8.2 years and 8.4 years, respectively)	215	222
Ground lease interest, net of accumulated amortization of $11 and $9, respectively (with a weighted average remaining life of 67.6 years and 67.8 years, respectively)	633	635

	$59,620	$ 54,633

The aggregate weighted average remaining life of the acquired intangible assets was 14.4 years and 15.1 years as of March 31, 2016 and December 31, 2015, respectively.

Note 6—Other Assets

Other assets consisted of the following as of March 31, 2016 and December 31, 2015 (amounts in thousands):

	March 31, 2016	December 31, 2015
Deferred financing costs, related to the revolver portion of the secured credit facility, net of accumulated amortization of $999 and $802, respectively	$2,726	$ 2,717
Real estate escrow deposits	843	443
Restricted cash held in escrow	1,697	1,927
Tenant receivable	2,566	2,065
Straight-line rent receivable	3,628	2,462
Prepaid and other assets	810	604

	$12,270	$ 10,218

Note 7—Future Minimum Rent

The Company’s real estate assets are leased to tenants under operating leases with varying terms. The leases frequently have provisions to extend the terms of the lease agreements. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants.

The future minimum rental income from the Company’s investments in real estate assets under non-cancelable operating leases for the nine months ending December 31, 2016 and for each of the next four years ending December 31 and thereafter, are as follows (amounts in thousands):

Year	Amount
Nine months ending December 31, 2016	$ 27,647
2017	37,361
2018	37,996
2019	38,403
2020	37,327
Thereafter	395,572

$ 574,306

Note 8—Credit Facility

Significant activity regarding the secured credit facility since December 31, 2015 includes:

•	During the three months ended March 31, 2016, the Company made a draw of $20,000,000 on the secured credit facility.

•	During the three months ended March 31, 2016, the Company increased the borrowing base availability under the secured credit facility by $57,555,000 by adding nine properties to the aggregate pool availability.

•	As of March 31, 2016, the Company had a total pool availability under the secured credit facility of $248,162,000 and an aggregate outstanding principal balance of $110,000,000. As of March 31, 2016, $138,162,000 remained to be drawn on the secured credit facility.

Note 9—Intangible Lease Liabilities, Net

Intangible lease liabilities, net, consisted of the following as of March 31, 2016 and December 31, 2015 (amounts in thousands, except weighted average life amounts):

	March 31, 2016	December 31, 2015
Below-market leases, net of accumulated amortization of $232 and $98, respectively (with a weighted average remaining life of 14.3 years and 14.5 years, respectively)	$7,275	$ 7,409

	$7,275	$ 7,409

Note 10—Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. As of March 31, 2016, there were, and currently there are, no material pending legal proceedings to which the Company is a party.

Note 11—Related-Party Transactions and Arrangements

The Company reimburses the Advisor and its affiliates for organization and offering expenses it incurs on the Company’s behalf, but only to the extent the reimbursement would not cause the selling commissions, dealer manager fees, distribution and servicing fees and other organization and offering expenses to exceed 15% of the gross proceeds of the Offering. The Company expects that organization and offering expenses (other than selling commissions, dealer manager fees and distribution and servicing fees) will be approximately 1.25% of the gross proceeds. As of March 31, 2016, the Advisor and its affiliates incurred approximately $9,206,000 on the Company’s behalf in offering costs. The Company accrued approximately $287,000 of other organization and offering expenses as of March 31, 2016. Other organization expenses are expensed as incurred and offering expenses are charged to stockholders’ equity as incurred or as such amounts are reimbursed to the Advisor.

The Company pays to the Advisor 2.0% of the contract purchase price of each property or asset acquired and 2.0% of the amount advanced with respect to a mortgage loan. For the three months ended March 31, 2016 and 2015, the Company incurred approximately $2,233,000 and $568,000, respectively, in acquisition fees to the Advisor or its affiliates. In addition, the Company reimburses the Advisor for acquisition expenses incurred in connection with the selection and acquisition of properties or other real estate-related investments (including expenses relating to potential investments that the Company does not close), such as legal fees and expenses, costs of real estate due diligence, appraisals, non-refundable option payments on properties not acquired, travel and communications expenses, accounting fees and expenses and title insurance premiums, whether or not the property was acquired. The Company expects these expenses will be approximately 0.75% of the purchase price of each property or real estate-related investment.

The Company pays to the Advisor an asset management fee calculated on a monthly basis in an amount equal to 1/12th of 0.75% of gross assets (including amounts borrowed), which is payable monthly in arrears. The Advisor may, in its sole discretion, choose to take any monthly asset management fee in the form of subordinated restricted Class B Units of the Operating Partnership. In the event the Advisor chooses to be compensated in Class B Units, then the Operating Partnership will, within 30 days after the end of the applicable month (subject to the approval of the board of directors), issue a number of restricted Class B Units to the Advisor equal to: (i) the cost of assets multiplied by 0.0625% (or the lower of the cost of assets and the applicable net asset value, or NAV, multiplied by 0.0625%, once the Company begins calculating NAV) divided by (ii) the value of one share of common stock as of the last day of such calendar month, which will be the offering price, less selling commissions and dealer manager fees, until such time as the Company calculates NAV, when it will then be the per share NAV for common shares. The Advisor will be entitled to receive certain distributions of net sales proceeds on the vested and unvested Class B Units it receives in connection with its assets management services at the same rate as distributions received on the Company’s common stock. Such distributions will be in addition to the incentive fees the Advisor and its affiliates may receive from the Company, including, without limitation the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, as applicable.

Class B Units are subject to forfeiture until such time as: (a) the value of the Operating Partnership’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pretax, non- compounded annual return thereon, or the economic hurdle; (b) any one of the following events occurs concurrently with or subsequently to the achievement of the economic hurdle described above: (i) a listing of the Company’s common stock on a national securities exchange; (ii) a transaction to which the Company or the Operating Partnership shall be a party, as a result of which operating partnership units or common stock shall be exchanged for or converted into the right, or the holders of such securities shall otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; and (c) the Advisor pursuant to the advisory agreement is providing services to the Company immediately prior to the occurrence of an event of the type described in clause (b) above, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of the Company’s independent directors after the economic hurdle described above has been met. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated for any reason other than a termination without cause. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated without cause by an affirmative vote of a majority of the Company’s board of directors before the economic hurdle described above has been met. For the three months ended March 31, 2016 and 2015, the Company incurred approximately $955,000 and $205,000, respectively, in asset management fees. As of March 31, 2016 and 2015, the Company did not issue any Class B Units.

In connection with the rental, leasing, operation and management of the Company’s properties, the Company pays the Property Manager and its affiliates aggregate fees equal to 3.0% of gross revenues from the properties managed, or property management fees. The Company will reimburse the Property Manager and its affiliates for property-level expenses that any of them pay or incur on the Company’s behalf, including salaries, bonuses and benefits of persons employed by the Property Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of its executive officers. The Property Manager and its affiliates may subcontract the performance of their duties to third parties and pay all or a portion of the property management fee to the third parties with whom they contract for these services. If the Company contracts directly with third parties for such services, it will pay them customary market fees and may pay the Property Manager an oversight fee equal to 1.0% of the gross revenues of the properties managed. In no event will the Company pay the Property Manager or any affiliate both a property management fee and an oversight fee with respect to any particular property. The Company also will pay the Property Manager a separate fee for the one-time initial rent-up, leasing-up of newly constructed properties or re-leasing to existing tenants in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. For the three months ended March 31, 2016 and 2015, the Company incurred approximately $298,000 and $60,000, respectively, in property management fees to the Property Manager. For the three months ended March 31, 2016 and 2015, the Company did not incur any leasing commissions to the Property Manager.

The Company reimburses the Advisor for all expenses it paid or incurred in connection with the services provided to the Company, subject to certain limitations. Expenses in excess of the operating expenses in the four immediately preceding quarters that exceeds the greater of (a) 2.0% of average invested assets or (b) 25% of net income, subject to certain adjustments, will not be reimbursed unless the independent directors determine such excess expenses are justified. The Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives an acquisition fee or a disposition fee. For the three months ended March 31, 2016 and 2015, the Advisor allocated approximately $278,000 and $163,000, respectively, in operating expenses to the Company, which are included as part of general and administrative expenses in the accompanying condensed consolidated statements of income (loss).

The Company will pay its Advisor, or its affiliates, if it provides a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of properties, a disposition fee, up to the lesser of 1.0% of the contract sales price and one-half of the total brokerage commission paid if a third party broker is also involved, without exceeding the lesser of 6.0% of the contract sales price or a reasonable, customary and competitive real estate commission. For the three months ended March 31, 2016 and 2015, the Company did not incur any disposition fees to the Advisor or its affiliates.

The Advisor will receive 15% of the remaining net sale proceeds after return of capital contributions plus payment to investors of a 6.0% annual cumulative, non-compounded return on the capital contributed by investors. For the three months ended March 31, 2016 and 2015, the Company did not incur any subordinated participation in net sale proceeds to the Advisor or its affiliates.

Upon the listing of the Company’s shares on a national securities exchange, which the Company has no intention to do at this time, the Advisor will receive 15.0% of the amount by which the sum of the Company’s adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% annual cumulative, non-compounded return to investors, or the subordinated incentive listing fee. For the three months ended March 31, 2016 and 2015, the Company did not incur any subordinated incentive listing fees to the Advisor or its affiliates.

Upon termination or non-renewal of the advisory agreement, with or without cause, the Advisor will be entitled to receive distributions from the Operating Partnership equal to 15% of the amount by which the sum of the Company’s adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, non-compounded return to investors. In addition, the Advisor may elect to defer its right to receive a subordinated distribution upon termination until either shares of the Company’s common stock are listed and traded on a national securities exchange or another liquidity event occurs. For the three months ended March 31, 2016 and 2015, the Company did not incur any subordinated termination fees to the Advisor or its affiliates.

Certain affiliates of the Company receive fees in connection with the Offering and will continue to receive fees during the acquisition, management and sale of assets of the Company.

The Company pays the Dealer Manager selling commissions of up to 7.0% of the gross offering proceeds per Class A share and up to 3.0% of gross offering proceeds per Class T share. All selling commissions are expected to be re-allowed to participating broker-dealers. The Company will not pay selling commissions with respect to shares of any class sold pursuant to the DRIP. In addition, the Company pays the Dealer Manager a dealer manager fee of up to 3.0% of gross offering proceeds from the sale of Class A and Class T shares. The dealer manager fee may be partially re-allowed to participating broker-dealers. No dealer manager fees will be paid in connection with purchases of shares made pursuant to the DRIP. For the three months ended March 31, 2016 and 2015, the Company incurred approximately $8,004,000 and $9,889,000, respectively, for selling commissions and dealer manager fees in connection with the Offering to the Dealer Manager.

The Company pays the Dealer Manager a distribution and servicing fee with respect to its Class T shares that are sold in the primary offering that accrues daily in an amount equal to 1/365th of 1.0% of the amount of the purchase price per share (or, once reported, the NAV per share for such day) on a continuous basis from year to year. Termination of such payment will commence on the earliest to occur of the following: (i) a listing of the Class T shares on a national securities exchange, (ii) following the completion of the Offering, total underwriting compensation in the Offering equaling 10% of the gross proceeds from the primary portion of the Offering, (iii) there are no longer any Class T shares outstanding, or (iv) the fourth anniversary of the last day of the fiscal year in which the primary offering terminates. The Dealer Manager may re-allow the distribution and servicing fee to participating broker-dealers and servicing broker-dealers. The distribution and servicing fee will be paid monthly in arrears. The distribution and servicing fee will not be payable with respect to Class T shares issued under the DRIP. The Company will not pay a distribution and servicing fee with respect to Class A shares. For the three months ended March 31, 2016, the Company incurred approximately $22,000 for distribution and servicing fees to the Dealer Manager. For the three months ended March 31, 2015, the Company did not incur distribution and servicing fees to the Dealer Manager because it had not sold any Class T shares.

Accounts Payable Due to Affiliates

The following amounts were outstanding due to affiliates as of March 31, 2016 and December 31, 2015 (amounts in thousands):

Entity	Fee	March 31, 2016	December 31, 2015
Carter Validus Advisors II, LLC and its affiliates	Asset management fees	$363	$ 290
Carter Validus Real Estate Management Services II, LLC	Property management fees	107	101
Carter Validus Advisors II, LLC and its affiliates	General and administrative costs	112	96
Carter Validus Advisors II, LLC and its affiliates	Offering costs	287	250
Carter Validus Advisors II, LLC and its affiliates	Acquisition expenses and fees	6	4

		$875	$ 741

Note 12—Segment Reporting

Management reviews the performance of individual properties and aggregates individual properties based on operating criteria into two reportable segments—commercial real estate investments in data centers and healthcare, and makes operating decisions based on these two reportable segments. The Company’s commercial real estate investments in data centers and healthcare are based on certain underwriting assumptions and operating criteria, which are different for data centers and healthcare. There were no intersegment sales or transfers during the three months ended March 31, 2016 and 2015.

The Company evaluates performance based on net operating income of the individual properties in each segment. Net operating income, a non-GAAP financial measure, is defined as total revenues, less rental expenses, which excludes depreciation and amortization, general and administrative expenses, acquisition related expenses, asset management fees and interest expense, net. The Company believes that segment net operating income serves as a useful supplement to net income (loss) because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies between periods on a consistent basis. Segment net operating income should not be considered as an alternative to net income (loss) determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, segment net operating income should be examined in conjunction with net income (loss) as presented in the accompanying condensed consolidated financial statements and data included elsewhere in this prospectus supplement.

General and administrative expenses, acquisition related expenses, asset management fees, depreciation and amortization and interest expense, net are not allocated to individual segments for purposes of assessing segment performance.

Non-segment assets primarily consist of corporate assets, including cash and cash equivalents, real estate and escrow deposits, deferred financing costs attributable to the revolving line of credit portion of the Company’s secured credit facility and other assets not attributable to individual properties.

Summary information for the reportable segments during the three months ended March 31, 2016 and 2015, is as follows (amounts in thousands):

	Data Centers	Healthcare	Three Months Ended March 31, 2016
Revenue:
Rental and tenant reimbursement revenue	$1,537	$9,887	$ 11,424
Expenses:
Rental expenses	(254)	(1,430)	(1,684)

Segment net operating income	$1,283	$8,457	9,740

Expenses:
General and administrative expenses			(765)
Acquisition related expenses			(1,665)
Asset management fees			(955)
Depreciation and amortization			(3,866)

Income from operations			2,489
Interest expense, net			(879)

Net income attributable to common stockholders			$ 1,610

	Data Centers	Healthcare	Three Months Ended March 31, 2015
Revenue:
Rental and tenant reimbursement revenue	$—	$2,310	$ 2,310
Expenses:
Rental expenses	—	(135)	(135)

Segment net operating income	$—	$2,175	2,175

Expenses:
General and administrative expenses			(479)
Acquisition related expenses			(716)
Asset management fees			(205)
Depreciation and amortization			(684)

Income from operations			91
Interest expense, net			(370)

Net loss attributable to common stockholders			$ (279)

Assets by each reportable segment as of March 31, 2016 and December 31, 2015 are as follows (amounts in thousands):

	March 31, 2016	December 31, 2015
Assets by segment:
Data centers	$88,048	$ 44,207
Healthcare	467,367	427,878
All other	54,563	34,542

Total assets	$609,978	$ 506,627

Capital additions and acquisitions by reportable segments for the three months ended March 31, 2016 and 2015 are as follows (amounts in thousands):

	Three Months Ended March 31,
	2016	2015
Capital additions and acquisitions by segment:
Data centers	$44,161	$ —
Healthcare	41,489	28,395

Total capital additions and acquisitions	$85,650	$ 28,395

Note 13—Accounts Payable and Other Liabilities

Accounts payable and other liabilities, as of March 31, 2016 and December 31, 2015, were comprised of the following (amounts in thousands):

	March 31, 2016	December 31, 2015
Accounts payable and accrued expenses	$1,854	$ 2,283
Accrued interest expense	326	221
Accrued property taxes	764	505
Distributions payable to stockholders	3,060	2,548
Tenant deposits	2,423	1,848
Deferred rental income	942	839

	$9,369	$ 8,244

Note 14—Economic Dependency

The Company is dependent on the Advisor and its affiliates for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issuance; the identification, evaluation, negotiation, purchase and disposition of real estate investments and other investments; the management of the daily operations of the Company’s real estate portfolio; and other general and administrative responsibilities. In the event that the Advisor and its affiliates are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Note 15—Subsequent Events

Distributions to Stockholders Paid

On April 1, 2016, the Company paid aggregate distributions of approximately $2,979,000 to Class A stockholders ($1,293,000 in cash and $1,686,000 in shares of the Company’s Class A common stock pursuant to the DRIP), which related to distributions declared for each day in the period from March 1, 2016 through March 31, 2016. On May 2, 2016, the Company paid aggregate distributions of approximately $3,006,000 to Class A stockholders ($1,303,000 in cash and $1,703,000 in shares of the Company’s Class A common stock issued pursuant to the DRIP), which related to distributions declared for each day in the period from April 1, 2016 through April 30, 2016.

On April 1, 2016, the Company paid aggregate distributions of approximately $81,000 to Class T stockholders ($28,000 in cash and $53,000 in shares of the Company’s Class T common stock pursuant to the DRIP), which related to distributions declared for each day in the period from March 1, 2016 through March 31, 2016. On May 2, 2016, the Company paid aggregate distributions of approximately $132,000 to Class T stockholders ($43,000 in cash and $89,000 in shares of the Company’s Class T common stock issued pursuant to the DRIP), which related to distributions declared for each day in the period from April 1, 2016 through April 30, 2016.

Distributions Declared

Class A

On May 5, 2016, the board of directors of the Company approved and declared a distribution to the Company’s Class A stockholders of record as of the close of business on each day of the period commencing on June 1, 2016 and ending on August 31, 2016. The distributions will be calculated based on 366 days in the calendar year and will be equal to $0.001748634 per share of Class A common stock, which will be equal to an annualized distribution rate of 6.4%, assuming a purchase price of $10.00 per share of Class A common stock. The distributions declared for each record date in June 2016, July 2016 and August 2016 will be paid in July 2016, August 2016 and September 2016, respectively. The distributions will be payable to stockholders from legally available funds therefor.

Class T

On May 5, 2016, the board of directors of the Company approved and declared a daily distribution to the Company’s Class T stockholders of record as of the close of business on each day of the period commencing on June 1, 2016 and ending August 31, 2016. The distributions will be calculated based on 366 days in the calendar year and will be equal to $0.001487402 per share of Class T common stock, which will be equal to an annualized distribution rate of 5.68%, assuming a purchase price of $9.574 per share. The distributions declared for each record date in June 2016, July 2016 and August 2016 will be paid in July 2016, August 2016 and September 2016, respectively. The distributions will be payable to stockholders from legally available funds therefor.

Status of the Offering

As of May 9, 2016, the Company had accepted investors’ subscriptions for and issued approximately 62,930,000 shares of Class A and Class T common stock in the Offering, resulting in receipt of gross proceeds of approximately $623,045,000 including shares of its common stock issued pursuant to its DRIP. As of May 9, 2016, the Company had approximately $1,726,955,000 in Class A shares and Class T shares of common stock remaining in the Offering.

Renewal of the Management Agreement

On May 5, 2016, the board of directors, including all independent directors of the Company, after review of the Property Manager’s performance during the last year, authorized the Company to execute a mutual consent to renew the management agreement by and among the Company, the Operating Partnership and the Property Manager, dated May 19, 2014, as amended and renewed. The renewal will be for a one-year term and will be effective as of May 19, 2016.

Renewal of the Advisory Agreement

On May 5, 2016, the board of directors, including all independent directors of the Company, after review of the Advisor’s performance during the last year, authorized the Company to execute a mutual consent to renew the amended and restated advisory agreement, by and among the Company, the Operating Partnership and the Advisor, dated June 10, 2014, as amended and renewed. The renewal will be for a one-year term and will be effective as of June 10, 2016.

Revised Forms of Subscription Agreements

Revised forms of our Subscription Agreement and Additional Subscription Agreement are attached as Appendices B and C, respectively, and supersede and replace Appendices B and C in the prospectus.

CV
CARTER VALIDUS®
MISSION CRITICAL REIT II
SUBSCRIPTION AGREEMENT
AN INVESTMENT IN THE OFFERING OR “INVESTMENT PROGRAM” DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THIS OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE, SC DISTRIBUTORS, LLC (MEMBER FINRA/SIPC) AT 1-877-907-1148.
1. Investment
All investments are subject to suitability standards, see corresponding prospectus and Section 6 herein.
Amount of Subscription State of Sale
Minimum Initial Investment is $2,000 ($2,500 - New York) for CVMC REIT II.
Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks,
Third-Party Checks or Cash cannot be accepted.
Payment will be made with: Enclosed Check Funds Wired Funds to Follow - Name of Institution
Volume Discount*: Check this box ONLY after discussion with your Broker-Dealer. Please provide a separate request in writing that sets forth the basis for receiving a volume discount as set forth in the appropriate prospectus.
*Any combination request will be subject to our verification that the subscriptions to be combined are made by a single qualifying purchaser. Please see “Volume Discounts” section of the prospectus for further information on volume discount qualifications.
1a. Share Class - The Selection of a Share Class is Required
Please consult with your Financial Advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding these share classes, including the different fees which are payable with respect to each share class.
SHARE CLASS REQUIRED Class A Class T
2. Account Type - Check One Box Only
Account Type Additional Required Documentation
If TOD, Transfer on Death form
Individual TOD* *Please see Section 2 of Investor Instructions for details
Joint Tenants TOD* Tenants in Common* If JTWROS TOD, Transfer on Death form
Community Property* *All parties must sign / Please see Section 2 of Investor Instructions for details
Trust Trustee Certification form or trust documents
Estate Documents evidencing individuals authorized to act on behalf of estate
Custodial UGMA: State of: UTMA: State of: None
Corporation C Corp S Corp Articles of Incorporation or Corporate Resolution
LLC
LLC Operating Agreement or LLC Resolution
Enter the tax classification (C= C Corporation, S= S Corporation, P= Partnership)
Partnership Partnership Certification of Powers or Certificate of Limited Partnership
Non-Profit Organization Formation document or other document evidencing authorized signers
Profit Sharing Plan* Defined Benefit Plan* Pages of plan document that list plan name, date, trustee name(s) and signatures
KEOGH Plan* *Please see Section 2 of Investor Instructions for details
Traditional IRA SEP IRA ROTH IRA For Inherited IRA indicate Decedent’s name:
Simple IRA Inherited/Beneficial IRA
Other (Specify)
> For Non-Qualified Custodial Accounts and All Qualified Accounts, please complete Section 5
CURRENT FORM AS OF 5/11/16 VERSION Y

3. Investment Title - SSN or TIN Required
Please print names in which shares of common stock are to be registered. For trusts, include trust name and name of trustee. If IRA or qualified plan, include both custodian and investor names and applicable Tax ID Numbers. If “same as below”, write “same.” (This is the name that will appear on your statement.)
Title Line 1
Title Line 2
SSN/TIN
4. Investor Information
Primary Investor is: Individual, Trust/Qualified Plan, Entity, Minor (UGMA/UTMA)
Secondary Investor is: Additional Account holder, Trustee, Officer/Authorized Signer, Custodian (UGMA/UTMA)
Primary Investor Name SSN/TIN DOB
Secondary Investor Name SSN/TIN DOB
Street Address
City State ZIP
Phone (day) Phone (evening) Email
Mailing Address (optional)
City State ZIP
Check here for eletronic delivery and complete Section 5c
Citizenship: Please indicate Citizenship Status (Required)
US Citizen US Citizen residing outside the US Resident Alien
Non-Resident Alien* Country: Check here if you are subject to backup withholding
Please attach a separate sheet with the above information for each additional investor.
NOTE: Any and all U.S. taxpayers are required to complete Section 7. (If a foreign national is, in fact, a U.S. taxpayer, complete Section 7.)
* If non-resident alien, investor must submit the appropriate IRS Form W-8 (e.g., Form W-8BEN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment. The applicable IRS Form can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).
5. Third Party Custodian/Trustee Information
> Applies to ALL retirement accounts and to non-retirement accounts that have elected to use a third party custodian/trustee.
> Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian/trustee is responsible for sending payments pursuant to the instructions as set forth below.
Custodian/Trustee Name
Custodian/Trustee Address
City State ZIP
Custodian/Trustee Phone Custodian/Trustee TIN
Investor Account Number with Custodian/Trustee
5a. Distribution Information
If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%. If you do not complete this section, distributions will be paid to the registered owner at the address in Section 4 above. IRA accounts may not direct distributions without the custodian’s approval.
Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by CVMC REIT II. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.
If you elect to participate in the Distribution Reinvestment Plan, you agree that, if at any time you fail to meet the applicable suitability standards set forth in the then current Prospectus, you will promptly provide written notification to: CVMC REIT II, c/o DST Systems, Inc, 430 W. 7th Street, Kansas City, MO 64105.
% of Distribution
I prefer to participate in the Distribution Reinvestment Plan, as described in the Prospectus
Send distributions via check to investor’s home address (or for Qualified Plans, to the address listed in Section 5)
Send distributions via check to the alternate payee listed here (not available for Qualified Plans without custodial approval)
CURRENT FORM AS OF 5/11/16 VERSION Y

5a. Distribution Information, continued

Name

Address

City | State | ZIP

Account Number

☐ **Direct Deposit: (Attach Voided Check)** I/we authorize CVMC REIT II, or its agent, DST Systems, Inc. by or through a third party provider, (as applicable, the "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. **(not available for custodial held accounts without the custodian's approval)**

Financial Institution Name | % of Distribution | ☐ Checking

ABA/ Routing Number | Account Number | ☐ Savings

5b. Broker-Dealer and Financial Advisor Information

Broker-Dealer Name

Financial Advisor's Name | Rep Number

Financial Advisor's Firm Name | Branch ID

Financial Advisor's Address

Financial Advisor's City | State | ZIP

Financial Advisor's Phone | Financial Advisor's Fax

Financial Advisor's E-Mail Address

This Subscription was made as follows:

☐ Through a participating Broker-Dealer

☐ Through a participating RIA unaffiliated with a participating Broker-Dealer

☐ Shares are being purchased net of commissions (Class A shares and Class T shares only for CVMC REIT II)

Based on the information I obtained from the investor regarding the investor's financial situation and investment objectives, I hereby certify to CVMC REIT II, that I have reasonable grounds to believe that the purchase of the shares by the investor is suitable for this investor and such investor has sufficient net worth and is in a position to realize the benefits of an investment in the shares, and further that I have (a) informed the investor of all aspects of liquidity and marketability of this investment, including the restrictions on transfers of the shares, (b) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's principal state of residence or principal state of business, as applicable, (c) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (d) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

If a Registered Associate of a FINRA member firm or a Registered Investment Advisor, I hereby certify that I am properly licensed and I am registered in the state of sale. State of sale is defined as the investor's principal place of residence or principal place of business, as applicable.

Signature of Financial Advisor | Date

Branch Manager Signature (if required by Broker-Dealer) | Date

5c. Electronic Delivery (optional)

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically for CVMC REIT II, please affirmatively elect to do so by signing below where indicated.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize CVMC REIT II to either (i) e-mail stockholder communications to you directly or (ii) make them available on the CVMC REIT II website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents for CVMC REIT II, including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following:

(a) I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification of the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. (b) I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair

5c. Electronic Delivery (optional), continued

my timely receipt of or access to stockholder communications. (c) I acknowledge that I may receive at no cost from CVMC REIT II a paper copy of any documents delivered electronically by calling SC Distributors at 877-907-1148 from 9:00 am to 5:00 pm EST Monday-Friday. (d) I acknowledge that if the e-mail notification is returned to CVMC REIT II as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if CVMC REIT II is unable to obtain a valid e-mail address for me, CVMC REIT II will resume sending a paper copy of its filings by U.S. mail to my address of record. (e) I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling SC Distributors at 877-907-1148 from 9:00 am to 5:00 pm EST Monday-Friday.

Electronic Delivery Acknowledgement Only

Signature of Investor ____________________ Date ________

Signature of Joint Investor ____________________ Date ________

E-mail (If blank - email from Section 4 will be used) ____________________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

Your e-mail address will be held in confidence and used only for matters relating to your investment.

6. Subscriber Signatures

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

____Owner	____Co-Owner	I have received the final Prospectus of Carter Validus Mission Critical REIT II, Inc. at least five business days before signing the Subscription Agreement.
____Owner	____Co-Owner	I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under "Suitability Standards." I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.
____Owner	____Co-Owner	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.
____Owner	____Co-Owner	I am purchasing the shares for the account referenced above.
____Owner	____Co-Owner	I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and payment of the full purchase price of the shares.
____Owner	____Co-Owner	**Alabama:** In addition to the general suitability standards listed above, Alabama investors must represent that they have a liquid net worth of at least 10 times the amount invested in the program and its affiliates.
____Owner	____Co-Owner	**Iowa:** In addition to the general suitability standards listed above, an Iowa investor must have either (a) a minimum net worth of $300,000 (exclusive of home, auto and furnishings) or (b) a minimum annual income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, Iowa recommends that an investor's total investment in this offering or any of its affiliates and any other non exchange traded REIT, not exceed 10% of the Iowa resident's liquid net worth. "Liquid net worth" for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities.
____Owner	____Co-Owner	**Kansas:** It is recommended by the Office of the Securities Commissioner of Kansas that investors limit their aggregate investment in our securities and the securities of other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.
____Owner	____Co-Owner	**Kentucky:** In addition to the general suitability standards listed above, no Kentucky resident can invest, in aggregate, more than 10% of their liquid net worth (cash, cash equivalents and readily marketable securities) in us or our affiliates' non-publicly traded real estate investment trusts.
____Owner	____Co-Owner	**Maine:** In addition to the suitability standards noted above, the Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents, and readily marketable securities.
____Owner	____Co-Owner	**Massachusetts:** In addition to the suitability standards listed above, Massachusetts investors may not invest more than 10% of their liquid net worth in us or in other illiquid direct participation programs.
____Owner	____Co-Owner	**Missouri:** In addition to the general suitability requirements listed above, no more than ten percent (10%) of any investor's liquid net worth shall be invested in the securities registered by the Issuer for this offering with the Securities Division.
____Owner	____Co-Owner	**Nebraska:** In addition to the general suitability standards listed above, Nebraska investors must limit their investment in us and in the securities of other direct participation programs to 10% of such investor's net worth.
____Owner	____Co-Owner	**New Jersey:** In addition to the suitability standards listed above, a New Jersey investor's investment in the issuer, shares of its affiliates and other direct participation programs may not exceed 10% of his or her liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.
____Owner	____Co-Owner	**New Mexico:** In addition to the general suitability standards listed above, a New Mexico investor may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs.
____Owner	____Co-Owner	**North Dakota:** North Dakota investors must represent that, in addition to the stated net income and net worth standards, they have a net worth of at least ten times their investment in us.

CURRENT FORM AS OF 5/11/16 VERSION Y

6. Subscriber Signatures, continued
Owner Co-Owner Ohio: It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the issuer, affiliates of the issuer, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Owner Co-Owner Oregon: In addition to the minimum suitability standards described above, an Oregon resident may not exceed ten percent (10%)
of the Oregon resident’s liquid net worth in us and our affiliates.
Owner Co-Owner Tennessee: In addition to the general suitability standards listed above, Tennessee residents must have a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or a minimum net worth of $500,000 exclusive of home, home furnishings and automobiles. In addition, Tennessee residents’ investment in us must not exceed ten percent (10%) of their liquid net worth.
6a. Subscriber Acknowledgements & Signatures
WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY CVMC REIT II IN CONNECTION WITH THE SUBSCRIBER’S INVESTMENT IN CVMC REIT II.
THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR CVMC REIT II FOR AT LEAST FIVE (5) BUSINESS DAYS.
THE SUBSCRIBER WILL NOT BE ADMITTED AS A STOCKHOLDER OF CVMC REIT II UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY CVMC REIT II. CVMC REIT II MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. CVMC REIT II WILL ACCEPT SUBSCRIPTIONS IN GOOD ORDER NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE CURRENT PROSPECTUS. IF CVMC REIT II REJECTS THE SUBSCRIBER’S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN TEN(10) BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A STOCKHOLDER.
IMPORTANT: The investor must go to Section 7 and complete it in its entirety and sign the certifications in Section 7 in order for the Subscription Agreement to be considered valid for review.
IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION
For CVMC REIT II, if the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor also authorizes CVMC REIT II to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares. Signing Section 6a will not constitute an execution of this Subscription Agreement.
Owner Signature Date
Co-Owner Signature (If applicable) Date
AUTHORIZATION: FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY
Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of CVMC REIT II that are beneficially owned by the investor as reflected on the records of CVMC REIT II as of the applicable record date at any meeting of the shareholders of CVMC REIT II. This authorization shall remain in place until revoked in writing by the Custodian. CVMC REIT II is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.
Authorized Signature (Custodian or Trustee) Date

7. U.S. Taxpayer Certifications
See Guidelines for U.S. Taxpayer Certifications (the “guidelines”) in Section 7 of the attached Investor Instructions to this Subscription Agreement for the guidelines on how to complete Section 7.
INFORMATION REQUIRED BELOW
Certification
Exempt payee code (If any) Exemption from FATCA reporting code (If any)
(Applies to accounts maintained outside the U.S.)
Enter your TIN in the appropriate box below. (For most individuals, this is your social security number. If you do not have a TIN, write “Applied For” in the appropriate space below and see Obtaining a Number in the Guidelines). Certify by signing and dating below.
OR
Social Security Number Employer Identification Number
SELECTION REQUIRED BELOW
You must check the box in item 2 above next to the statement that applies to you. Under penalties of perjury, I certify that:
1. The number shown above and in this Subscription Agreement is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, or I am subject to backup withholding because I have been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, and
3. I am a U.S. citizen or other U.S. person (as defined in the Guidelines), and
4. The FATCA code(s) entered on this form (if any) indicating I am exempt from FATCA reporting is correct.
SIGNATURE REQUIRED BELOW
Signature of Investor Print Name Date
8. Check Instructions
For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this Subscription Agreement, to the appropriate address as outlined in Section 8a.
For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this Subscription Agreement.
PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements.
Carter Validus Mission Critical REIT II, Inc. Investors: The Subscription Agreement, together with a check made payable to “Carter Validus Mission Critical REIT II, Inc.” for the full purchase price, should be delivered to the address in Section 8a.
8a. Mailing Address
Regular Mail
Investment Processing Department
c/o DST Systems, Inc.
PO BOX 219731
Kansas City, MO 64121-9731
Overnight Mail
Investment Processing Department
c/o DST Systems, Inc.
430 W. 7th Street
Kansas City, MO 64105-1407
Subscription Agreements may be faxed to:
855.223.2474
Payment may be wired to:
UMB Bank, N.A.
1010 Grand Boulevard, 4th Floor
Kansas City, MO 64106
ABA #: 101000695
Account #: 9871916944
FAO: (Include Account Title)
Should you have any questions or concerns and require customer service to handle your request or inquiry, please contact our transfer agent at:
Investment Processing Department
c/o DST Systems, 430 W. 7th St., Kansas City, MO 64105
Investors: 888.292.3178
Financial Advisors: 877.907.1148
CURRENT FORM AS OF 5/11/16 VERSION Y

Investor Instructions
(not required to be returned with Subscription Agreement)

Please follow these instructions carefully. Failure to do so could result in the rejection of your subscription.
1. Investment
PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash.
A minimum initial investment of $2,000 is required, except in New York, where the minimum investment is $2,500. In no event shall any investment be less than $100.
If you would like to purchase shares in this offering at regular intervals you may be able to do so by electing to participate in the Automatic Purchase Program by completing an enrollment form that we will provide upon request. North Carolina, New Jersey, Alabama, Nebraska and Ohio investors are not eligible to participate in the Automatic Purchase Program. Custodial accounts are also not eligible to participate in the Automatic Purchase Program.
1a. Select a Share Class
Please consult with your financial representative and check the appropriate box to indicate the class of shares you intend to purchase.
2. Enter Account Type - Check One Box Only
Please check the appropriate box to indicate the account type of the subscription.
* Transfer on Death (TOD): Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor’s death. TOD registration is available only for owner(s)/investor(s) who are (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.
Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.
3. Enter Investment Title
All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 6a, you are certifying that this number is correct.
Please print the exact name(s) in which shares are to be registered. Include the trust/entity name, if applicable. If the account is Qualified, include the names and taxpayer identification numbers of the investor and the custodian or trustee.
4. Enter Investor Information
To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions, including CVMC REIT II, to obtain, verify and record information that identifies each person who opens an account or person(s) authorized to effect transactions in an account. When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. Some or all of this information will be used to verify the identity of all persons opening an account.
Enter the name(s), mailing address and telephone numbers of the registered owner of the investment.
You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.
All investors must provide a taxpayer identification number or social security number. By signing in Section 6a, you are certifying that this number is correct.
Primary Investor is: Individual, Trust/Qualified Plan, Entity, Minor (UGMA/UTMA)
Secondary Investor is: Additional Account holder, Trustee, Officer/Authorized Signer, Custodian (UGMA/UTMA)
5. Enter Third Party Custodian Information
Make checks payable to the custodian and send ALL paperwork directly to the custodian.
If you would like to purchase shares through an IRA account, First Trust Retirement and Community National Bank have each agreed to act as IRA custodians for such purpose; however, we do not require that you use our IRA custodian.
If you would like to establish a new IRA account with either First Trust Retirement or Community National Bank, we will pay the fees related to the establishment of such accounts with First Trust Retirement or Community National Bank and the first calendar year base fee. After we pay the first calendar year base fee, investors will be responsible for the annual IRA maintenance fees charged by either of the IRA custodians, charged at the beginning of each calendar year. Further information about custodial services is available through your broker or through our dealer manager at 1-888-292-3178.
Complete this section if the registered owner of the investment will be a Custodian Plan or Trust.
5a. Enter Distribution Information
CURRENT FORM AS OF 5/11/16 VERSION Y

5b. Enter Broker-Dealer and Financial Advisor Information
PLEASE NOTE: The Broker-Dealer or Financial Advisor must complete and sign this section of the Subscription Agreement. All fields are mandatory. Required Representations: By signing Section 5b, the Financial Advisor confirms on behalf of the Broker-Dealer that he or she:
has discussed the investor’s prospective purchase of shares with such investor;
has advised such investor of all fundamental risks related to the investment in the shares, and the risk that the investor could lose his or her entire investment in the shares;
has reasonable grounds to believe the investor is purchasing these shares for the account referenced in Section 5, and
The Broker-Dealer is duly licensed and may lawfully offer and sell the shares in the state of sale designated as the investor’s principal place of residence or principal place of business, as applicable; and agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.
Net of Commission Purchase (“NOCP”): NOCPs are available to registered associates and other employees of soliciting Broker-Dealer, CVMC REIT II and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the Broker-Dealer, RIA, bank trust account, etc. Representatives will not receive selling commission. Refer to prospectus for details.
RIA Submission: Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Financial Advisor, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Financial Advisor affiliated with a Broker-Dealer, the transaction should be completed through that Broker-Dealer, not through the RIA.
5c. Select Electronic Delivery (optional) 6. Subscriber Acknowledgements & Signatures
You must initial ALL appropriate representations for CVMC REIT II.
IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.
6a. Subscriber Acknowledgements & Signatures
By signing this Subscription Agreement, you agree to provide the information in Section 6 of such Agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.
7. Guidelines for U.S. Taxpayer Certifications
Definition of a U.S. Person - For U.S. federal tax purposes, you are considered a U.S. person if you are:
An individual who is a U.S. citizen or U.S. resident alien,
A partnership, corporation, company or association created or organized in the United States or under the laws of the United States,
An estate (other than a foreign estate), or
A domestic trust (as defined in Treasury Regulations section 301.7701-7).
What Number to Give the Requester - Social Security numbers (‘SSN’) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN’) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All ‘Section’ references are to the Internal Revenue Code of 1986, as amended.
For this type of account:
1. An individual’s account
2. Two or more individuals (Joint account)
3. Custodian account of a minor (Uniform Gift to Minors Act)
4. (a) The usual revocable savings trust account (grantor also is trustee)
(b) So-called trust account that is not a legal or valid trust under State law
5. Sole proprietorship or disregarded entity owned by an individual
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see, Regulations section 1.671-4(b)(2)(i)(A))
For this type of account:
7. Disregarded entity not owned by an individual
8. A valid trust, estate, or pension trust
9. Corporate or LLC electing corporate status on Form 8832 or Form 2553
10. Association, club, religious, charitable, educational, or other tax-exempt organization
11. Partnership or multi-member LLC
12. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments
13. A broker or registered nominee
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see, Regulations section 1.671-4(b)(2)(i)(B))
Give the SSN of:
The individual
The actual owner of the account or, if combined funds, the first individual on the account (1)
The minor (2)
The grantor-trustee (1)
The actual owner (1)
The owner (3)
The grantor (4)
Give the SSN of:
The owner (3)
The legal entity (5)
The corporation
The organization
The partnership or LLC
The public entity
The broker or nominee
The trust
CURRENT FORM AS OF 5/11/16 VERSION Y

7. Guidelines for U.S. Taxpayer Certifications, continued
(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished. (2) Circle the minor’s name and furnish the minor’s SSN.
(3) You must show your individual name and you also may enter your business or ‘DBA’ name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4) Note: Grantor also must provide a Form W-9 to trustee of trust.
(5) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)
Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.
Obtaining a Number
If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/forms/ss-5.pdf. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www. irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).
Payees Exempt from Backup Withholding and/or FATCA Reporting
If you are exempt from backup withholding and/or FATCA reporting, enter in Section 7, any code(s) that may apply to you.
Exempt Payee Code
Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends. Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.
The following codes identify payees that are exempt from backup withholding:
1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401 (f )(2)
2. The United States or any of its agencies or instrumentalities
3. A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions, agencies or instrumentalities
4. A foreign government or any of its political subdivisions, agencies, or instrumentalities
5. A corporation
6. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession
7. A futures commission merchant registered with the Commodity Futures Trading Commission
8. A real estate investment trust
9. An entity registered at all times during the tax year under the Investment Company Act of 1940 10. A common trust fund operated by a bank under section 584(a) 11. A financial institution 12. A middleman known in the investment community as a nominee or custodian 13. A trust exempt from tax under section 664 or described in section 4947
For interest and dividends, all listed payees are exempt except payees listed in category 7. For broker transactions, payees listed in categories 1 through 4 and 6 through 11 and all C corporations are exempt. For broker transactions, S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Exempt payees described above should complete Section 7 to avoid possible erroneous backup withholding. ENTER YOUR TAXPAYER IDENTIFICATION NUMBER AND ANY APPLICABLE EXEMPT PAYEE CODE, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.
Exemption from FATCA Reporting Code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.
A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions, agencies, or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940
I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan
Privacy Act Notice
Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.
Penalties
• Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
• Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
• Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
• Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.
5/16 CV20010-Y

CARTER VALIDUSR
MISSION CRITICAL REIT II
ADDITIONAL SUBSCRIPTION
This form may be used by any current investor in Carter Validus Mission Critical REIT II who desires to purchase additional shares of Carter Validus Mission Critical REIT II. Investors who acquired shares through a transfer of ownership or transfer on death and wish to make additional investments must complete the Carter Validus Mission Critical REIT II Subscription Agreement.
1. Investment Information
All investments are subject to suitability standards, see corresponding prospectus and Section 5 herein.
Amount of Subscription State of Sale
Minimum Additional Investment is $500.
Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.
Payment will be made with: Enclosed Check Funds Wired Funds to Follow - Name of Institution
Volume Discount*: Check this box ONLY after discussion with your Broker-Dealer. Please provide a separate request in writing that sets forth the basis for receiving a volume discount as set forth in the appropriate prospectus.
*Any combination request will be subject to our verification that the subscriptions to be combined are made by a single qualifying purchaser. Please see “Volume Discounts” section of the prospectus for further information on volume discount qualifications
2. Account Number
Account Number
3. Investor Information- SSN or TIN Required
Please print name in which shares are registered.
Title Line 1
Title Line 2
Primary SSN/TIN Secondary SSN/TIN
Primary Investor is: Individual, Trust/Qualified Plan, Entity, Minor (UGMA/UTMA)
Secondary Investor is: Additional Accountholder, Trustee, Officer/Authorized Signer, Custodian (UGMA/UTMA)
Primary Investor Name SSN/TIN DOB
Secondary Investor Name SSN/TIN DOB
Please indicate if mailing address has changed since initial investment in Carter Validus Mission Critical REIT II Yes No
If “yes”, please print new address below:
Street Address
City State Zip Code
4. Broker-Dealer and Financial Advisor Information
Broker-Dealer Name
Financial Advisor’s Name Rep Number
Financial Advisor’s Firm Name Branch ID
Financial Advisor’s Address
Financial Advisor’s City State Zip Code
Financial Advisor’s Phone Financial Advisor’s Fax Number
Financial Advisor’s E-mail Address
CURRENT FORM AS OF 5/11/16 VERSION I

4. Broker-Dealer and Financial Advisor Information, continued
This Subscription was made as follows:
Through a participating Broker-Dealer
Through a participating RIA* unaffiliated with a participating Broker-Dealer
Shares are being purchased net of commissions
(Class A shares and Class T shares only for CVMC REIT II)
*RIAs must first execute a firm level RIA Placement Agreement with SC Distributors (the Dealer Manager for Carter Validus Mission Critical REIT II) before conducting business. To obtain an RIA Placement Agreement or for additional questions please contact SC Distributors at: 877-907-1148.
Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to CVMC REIT II, that I have reasonable grounds to believe that the purchase of the shares by the investor is suitable for this investor and such investor has sufficient net worth and is in a position to realize the benefits of an investment in the shares, and further that I have (a) informed the investor of all aspects of liquidity and marketability of this investment, including the restrictions on transfers of the shares, (b) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor’s principal state of residence or principal state of business, as applicable, (c) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (d) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.
If a Registered Associate of a FINRA member firm or a Registered Investment Advisor, I hereby certify that I am properly licensed and I am registered in the state of sale. State of sale is defined as the investor’s principal place of residence or principal place of business, as applicable.
Signature of Financial Advisor Date
Branch Manager Signature (if required by Broker-Dealer) Date
5. Subscriber Signatures
Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:
Owner Co-Owner I have received the final Prospectus of Carter Validus Mission Critical REIT II, Inc. at least five business days before signing the Subscription Agreement.
Owner Co-Owner I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.” I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.
Owner Co-Owner I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.
Owner Co-Owner I am purchasing the shares for the account referenced above.
Owner Co-Owner I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and payment of the full purchase price of the shares.
Owner Co-Owner Alabama: In addition to the general suitability standards listed above, Alabama investors must represent that they have a liquid net worth of at least 10 times the amount invested in the program and its affiliates.
Owner Co-Owner Iowa: In addition to the general suitability standards listed above, an Iowa investor must have either (a) a minimum net worth of $300,000 (exclusive of home, auto and furnishings) or (b) a minimum annual income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, Iowa recommends that an investor’s total investment in this offering or any of its affiliates and any other non exchange traded REIT, not exceed 10% of the Iowa resident’s liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities.
Owner Co-Owner Kansas: It is recommended by the Office of the Securities Commissioner of Kansas that investors limit their aggregate investment in our securities and the securities of other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with Generally Acceptable
Accounting Principles.
Owner Co-Owner Kentucky: In addition to the general suitability standards listed above, no Kentucky resident can invest, in aggregate, more than 10% of their liquid net worth (cash, cash equivalents and readily marketable securities) in us or our affiliates’ non-publicly traded real estate investment trusts.
Owner Co-Owner Maine: In addition to the suitability standards noted above, the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents, and readily marketable securities.
Owner Co-Owner Massachusetts: In addition to the suitability standards listed above, Massachusetts investors may not invest more than 10% of their liquid net worth in us or in other illiquid direct participation programs.
Owner Co-Owner Missouri: In addition to the general suitability requirements listed above, no more than ten percent (10%) of any investor’s liquid net worth shall be invested in the securities registered by the Issuer for this offering with the Securities Division.
Owner Co-Owner Nebraska: In addition to the general suitability standards listed above, Nebraska investors must limit their investment in us and in the securities of other direct participation programs to 10% of such investor’s net worth.
Owner Co-Owner New Jersey: In addition to the suitability standards listed above, a New Jersey investor’s investment in the issuer, shares of its affiliates and other direct participation investments may not exceed 10% of his or her liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.
CURRENT FORM AS OF 5/11/16 VERSION I

5. Subscriber Signatures, continued
Owner Co-Owner New Mexico: In addition to the general suitability standards listed above, a New Mexico investor may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs.
Owner Co-Owner North Dakota: North Dakota investors must represent that, in addition to the stated net income and net worth standards, they have a net worth of at least ten times their investment in us.
Owner Co-Owner Ohio: It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the issuer, affiliates of the issuer, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Owner Co-Owner Oregon: In addition to the minimum suitability standards described above, an Oregon resident may not exceed ten percent (10%) of the Oregon resident’s liquid net worth in us and our affiliates.
Owner Co-Owner Tennessee: In addition to the general suitability standards listed above, Tennessee residents must have a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or a minimum net worth of $500,000 exclusive of home, home furnishings and automobiles. In addition, Tennessee residents’ investment in us must not exceed ten percent (10%) of their liquid net worth.
5a. Subscriber Acknowledgements & Signatures
WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY CVMC REIT II IN CONNECTION WITH THE SUBSCRIBER’S INVESTMENT IN CVMC REIT II.
THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR CVMC REIT II FOR AT LEAST FIVE (5) BUSINESS DAYS.
THE SUBSCRIBER WILL NOT BE ADMITTED AS A STOCKHOLDER OF CVMC REIT II UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY CVMC REIT II. CVMC REIT II MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. CVMC REIT II WILL ACCEPT SUBSCRIPTIONS IN GOOD ORDER NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE CURRENT PROSPECTUS. IF CVMC REIT II REJECTS THE SUBSCRIBER’S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN TEN(10) BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A STOCKHOLDER.
IMPORTANT: The investor must go to Section 6 and complete it in its entirety and sign the certifications in Section 6 in order for the Subscription Agreement to be considered valid for review.
IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION
For CVMC REIT II, if the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor also authorizes CVMC REIT II to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares. Signing Section 5a will not constitute an execution of this Additional Subscription Agreement.
Owner Signature Date
Co-Owner Signature (If applicable) Date
AUTHORIZATION: FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY
Signature of Custodian(s) or Trustee(s): By signing this Additional Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of CVMC REIT II that are beneficially owned by the investor as reflected on the records of CVMC REIT II as of the applicable record date at any meeting of the shareholders of CVMC REIT II. This authorization shall remain in place until revoked in writing by the Custodian. CVMC REIT II is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.
Authorized Signature (Custodian or Trustee) Date
CURRENT FORM AS OF 5/11/16 VERSION I

6. U.S. Taxpayer Certifications
See Guidelines for U.S. Taxpayer Certifications (the “guidelines”) in Section 6a for the guidelines on how to complete Section 6.
Certification
Exempt payee code (If any) Exemption from FATCA reporting code (If any)
(Applies to accounts maintained outside the U.S.)
Enter your TIN in the appropriate box below. (For most individuals, this is your social security number. If you do not have a TIN, write “Applied For” in the appropriate space below and see Obtaining a Number in the Guidelines). Certify by signing and dating below.
OR
Social Security Number Employer Identification Number
Under penalties of perjury, I certify that:
1. The number shown above and in this Subscription Agreement is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, or
I am subject to backup withholding because I have been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, and
3. I am a U.S. citizen or other U.S. person (as defined in the Guidelines), and
4. The FATCA code(s) entered on this form (if any) indicating I am exempt from FATCA reporting is correct.
Certification instructions. You must check the box in item 2 above next to the statement that applies to you.
Signature of Investor Print Name Date
6a. Guidelines for U.S. Taxpayer Certifications
Definition of a U.S. Person - For U.S. federal tax purposes, you are considered a U.S. person if you are:
An individual who is a U.S. citizen or U.S. resident alien,
A partnership, corporation, company or association created or organized in the United States or under the laws of the United States,
An estate (other than a foreign estate), or
A domestic trust (as defined in Treasury Regulations section 301.7701-7).
What Number to Give the Requester – Social Security numbers (‘SSN’) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN’) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All ‘Section’ references are to the Internal Revenue Code of 1986, as amended.
For this type of account: Give the SSN of:
1. An individual’s account The individual
2. Two or more individuals (Joint account) The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Custodian account of a minor (Uniform Gift to Minors Act) The minor (2)
4. (a) The usual revocable savings trust account (grantor also is trustee) The grantor-trustee (1)
(b) So-called trust account that is not a legal or valid trust under State law The actual owner (1)
5. Sole proprietorship or disregarded entity owned by an individual The owner (3)
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see, Regulations section 1.671-4(b)(2)(i)(A)) The grantor (4)
For this type of account: Give the SSN of:
7. Disregarded entity not owned by an individual The owner (3)
8. A valid trust, estate, or pension trust The legal entity (5)
9. Corporate or LLC electing corporate status on Form 8832 or Form 2553 The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization The organization
11. Partnership or multi-member LLC The partnership or LLC
12. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments The public entity
13. A broker or registered nominee The broker or nominee
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see, Regulations section 1.671-4(b)(2)(i)(B)) The trust
(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2) Circle the minor’s name and furnish the minor’s SSN.
(3) You must show your individual name and you also may enter your business or ‘DBA’ name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4) Note: Grantor also must provide a Form W-9 to trustee of trust.
(5) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)
Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.
CURRENT FORM AS OF 5/11/16 VERSION I

6a. Guidelines for U.S. Taxpayer Certifications, continued
Obtaining a Number
If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/forms/ss-5.pdf. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).
Payees Exempt from Backup Withholding and/or FATCA Reporting
If you are exempt from backup withholding and/or FATCA reporting, enter in Section 6, any code(s) that may apply to you.
Exempt Payee Code
Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends. Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.
The following codes identify payees that are exempt from backup withholding:
1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401 (f )(2)
2. The United States or any of its agencies or instrumentalities
3. A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions, agencies or instrumentalities
4. A foreign government or any of its political subdivisions, agencies, or instrumentalities
5. A corporation
6. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession
7. A futures commission merchant registered with the Commodity Futures Trading Commission
8. A real estate investment trust
9. An entity registered at all times during the tax year under the Investment Company Act of 1940
10. A common trust fund operated by a bank under section 584(a)
11. A financial institution
12. A middleman known in the investment community as a nominee or custodian
13. A trust exempt from tax under section 664 or described in section 4947
For interest and dividends, all listed payees are exempt except payees listed in category 7. For broker transactions, payees listed in categories 1 through 4 and 6 through 11 and all C corporations are exempt. For broker transactions, S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Exempt payees described above should complete Section 6 to avoid possible erroneous backup withholding. ENTER YOUR TAXPAYER IDENTIFICATION NUMBER AND ANY APPLICABLE EXEMPT PAYEE CODE, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.
Exemption from FATCA Reporting Code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.
A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions, agencies, or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940
I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan
Privacy Act Notice
Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.
Penalties
Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.
CURRENT FORM AS OF 5/11/16 VERSION I

7. Check Instructions
For Non-Custodial Accounts: Please mail a completed original Additional Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this Additional Subscription Agreement, to the appropriate address as outlined in Section 7a.
For Custodial Accounts: Please mail a completed original Additional Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this Additional Subscription Agreement.
PLEASE NOTE: Only original, completed copies of the Additional Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Additional Subscription Agreements.
Carter Validus Mission Critical REIT II, Inc. Investors: The Subscription Agreement, together with a check made payable to “Carter Validus Mission Critical REIT II, Inc.” for the full purchase price, should be delivered to the address in Section 7a.
7a. Mailing Address
Regular Mail Overnight Mail Additional Subscription Agreements may be faxed to: Payment may be wired to:
Investment Processing Department Investment Processing Department 855.223.2474 UMB Bank, N.A.
c/o DST Systems, Inc. c/o DST Systems, Inc. 1010 Grand Boulevard, 4th Floor
PO BOX 219731 430 W. 7th Street Kansas City, MO 64106
Kansas City, MO 64121-9731 Kansas City, MO 64105-1407 ABA #: 101000695
Account #: 9871916944
FAO: (Include Account Title)
Should you have any questions or concerns and require customer service to handle your request or inquiry, please contact our transfer agent at:
Investment Processing Department
c/o DST Systems, 430 W. 7th St., Kansas City, MO 64105
Investors: 888.292.3178
Financial Advisors: 877.907.1148
5/16 CV20013-I